As filed with the Securities and Exchange Commission
                              on November 14, 1996     Registration No. 333-8857


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 Amendment No. 3
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                           THE TRANSLATION GROUP, LTD.
                 (Name of small business issuer in its charter)

                                    Delaware
                          (State or other jurisdiction
                        of incorporation or organization)

                                      7389
            (Primary Standard Industrial Classification Code Number)

                                   22-3382869
                      (I.R.S. Employer Identification No.)

                                7703 Maple Avenue
                          Pennsauken, New Jersey 08109
                                  609-663-8600
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                                 CHARLES CASCIO
                         c/o The Translation Group, Ltd.
                                7703 Maple Avenue
                          Pennsauken, New Jersey 08109
                                  609-663-8600
                      (Name, address and telephone number,
                              of agent for service)

                                   Copies to:


Richard F. Horowitz, Esq.                           Michael Beckman, Esq.
Irving Rothstein, Esq.                              Beckman & Millman, P.C.
Heller, Horowitz & Feit, P.C.                       116 John Street
292 Madison Avenue                                  New York, New York 10038
New York, New York 10017                            Telephone: (212) 227-6777
Telephone: (212) 685-7600                           Facsimile: (212) 227-1486
Facsimile: (212) 696-9459


                              Charles Pearlman, Esq.
                              Roxanne K. Beilly, Esq.
                              Atlas, Pearlman, Trop &
                              Borkson, P.A.
                              New River Center, Suite 1900
                              200 East Las Olas Boulevard
                              Fort Lauderdale, Florida 33301
                              Telephone: (954) 763-1200
                              Facsimile: (954) 766-7800


           Approximate date of commencement of proposed sale to public:
   As soon as practicable after the effective date of the registration statement

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.
                                       [X]








                         CALCULATION OF REGISTRATION FEE

                                                                                   PROPOSED        PROPOSED
                                                                                    MAXIMUM         MAXIMUM
             TITLE OF EACH CLASS                              AMOUNT               OFFERING        AGGREGATE           AMOUNT OF
             OF SECURITIES TO BE                               TO BE               PRICE PER       OFFERING          REGISTRATION
                 REGISTERED                                 REGISTERED             SECURITY        PRICE (1)              FEE
                 ----------                                 ----------             --------        ---------              ---

Common Stock, $.001 Par Value(2)                               1,295,000              $ 3.00        $ 3,885,000            $1,339.55
Common Stock Purchase Warrants(3)                              1,725,000              $  .20        $   345,000            $  118.96

Common Stock, $.001 Par Value(4)(11)                           1,725,000              $ 4.00        $ 6,900,000            $2,379.12
Representative's Securities (5)(11)                              100,000              $  .40              $ 250            $     .09

Common Stock, $.001 Par Value(6)(11)                             110,000              $ 3.60        $   429,000            $  136.54
Common Stock Purchase Warrants(6)(11)                            150,000              $  .24        $    39,000            $   12.41

Common Stock, $.001 Par Value(7)(11)                             150,000              $ 4.80        $   780,000            $  248.26

Common Stock, $.001 Par Value(8)                                 682,000              $ 3.00        $ 2,046,000            $  620.00

Common Stock Purchase Warrants(9)(11)                            300,000              $  .20        $    60,000            $   20.69

Common Stock, $.001 Par Value(10)                                300,000              $ 4.00        $ 1,200,000            $  413.76

Total                                                                                               $15,588,250            $5,125.54
                                                                                                    ===========            =========


A fee for the the securities listed above has already been paid. The below listed securities represent either securities added to the Offering or for which there is now a higher Offering price. An additional fee is being submitted for these securities.

                                                                                   PROPOSED        PROPOSED
                                                                                    MAXIMUM         MAXIMUM
             TITLE OF EACH CLASS                              AMOUNT               OFFERING        AGGREGATE           AMOUNT OF
             OF SECURITIES TO BE                               TO BE               PRICE PER       OFFERING          REGISTRATION
                 REGISTERED                                 REGISTERED             SECURITY        PRICE (1)              FEE
                 ----------                                 ----------             --------        ---------              ---

Common Stock, $.001 Par Value(12)                                115,000              $ 3.00        $   345,000         $  104.55
Common Stock Purchase Warrants(13)                               115,000              $  .20        $    23,000         $    6.97

Common Stock, $.001 Par Value(4)(11)                             115,000              $ 4.00        $   460,000         $  139.39

Common Stock, $.001 Par Value(6)(11)                              10,000              $ 3.90        $    39,000         $   11.82
Common Stock Purchase Warrants(6)(11)                             10,000              $  .24        $     2,400         $     .73

Common Stock, $.001 Par Value(7)(11)                              10,000              $ 5.20        $    52,000         $   15.76

Common Stock, $.001 Par Value(8)                                 241,000              $ 3.00        $   723,000         $  219.09

Common Stock, $.001 Par Value(14)                                110,000              $  .30        $    33,000         $   10.69

Common Stock Purchase Warrants(14)                               150,000              $  .02        $     3,000         $     .91

Common Stock, $.001 Par Value(14)                                150,000              $  .40        $    60,000         $   18.18
              -----          ---                                                                    -----------         ---------

Total                                                                                               $ 1,740,400         $  527.39
                                                                                                    ===========         =========




                                       ii





(1) Estimated solely for the purpose of calculating the registration fee pursuant to rule 457 under the Securities Act of 1933.

(2) Includes up to 195,000 shares of Common Stock which may be purchased by the Representative to cover over-allotments, if any.

(3) Includes up to 225,000 redeemable Common Stock Purchase Warrants which may be purchased by the Representative to cover over-allotments, if any.

(4)      Reserved  for  issuance  upon  exercise  of the Common  Stock  Purchase
         Warrants.

(5) Issued to the Representative entitling the Representative to purchase one share of Common Stock ("Representative's Stock Warrants") and one Common Stock Purchase Warrant ("Representative's Warrants") for each ten of such securities sold in the offering.

(6)      Reserved for issuance upon exercise of Representative's Securities.

(7) Reserved for issuance upon exercise of the Warrants underlying the Representative's Warrants.

(8)      Represents shares of Common Stock offered by Selling Security Holders.

(9)      Represents Warrants offered by Selling Security Holders.

(10)     Reserved  for  issuance  upon  exercise  of Selling  Security  Holders'
         Warrants.

(11) Pursuant to Rule 416, there is also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants or the Unit Purchase Option.


(12) Includes up to 15,000 shares of Common Stock which may be purchased by the Representative to cover over-allotments, if any.

(13)     Includes  up to  15,000  shares of  redeemable  Common  Stock  Purchase
         Warrants which may be purchased by the Representative to cover over-allotments, if any.

(14) Represents an increase in the proposed offering price for these securities.



The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                                       iii






                           THE TRANSLATION GROUP, LTD.


  CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED
                   THEREIN BY ITEMS 1 THROUGH 23 OF FORM SB-2


                              REGISTRATION STATEMENT                                                PROSPECTUS CAPTION
                                 ITEM AND HEADING                                                       OR LOCATION
                                 ----------------                                                       -----------

1.       Front of Registration Statement and Outside Front
         Cover of Prospectus                                                            Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages of
         Prospectus                                                                     Inside Front/Outside Front Cover
                                                                                        Page

3.       Summary Information and Risk Factors                                           Prospectus Summary, Risk Factors

4.       Use of Proceeds                                                                Use of Proceeds

5.       Determination of Offering Price                                                Cover Page, Risk Factors,
                                                                                        Underwriting

6.       Dilution                                                                       Dilution

7.       Selling Security Holders                                                       Selling Security Holders

8.       Plan of Distribution                                                           Underwriting

9.       Legal Proceedings                                                              Business

10.      Directors, Executive Officers, Promoters and
         Control Persons                                                                Management

11.      Security Ownership of Certain Beneficial Owners
         and Management                                                                 Security Ownership of Certain
                                                                                        Beneficial Owners and Management

12.      Description of Securities                                                      Description of Securities

13.      Interests of Named Experts and Counsel                                         Legal Matters

14.      Disclosure of Commission Position on
         Indemnification for Securities Act Liabilities                                 Disclosure of Commission Position
                                                                                        on Indemnification for Securities
                                                                                        Act Liabilities

15.      Organization Within Last Five Years                                            Business, Certain Relationships
                                                                                        and Related Transactions,
                                                                                        Executive Compensation

16.      Description of Business                                                        Business

17.      Management's Discussion and Analysis or Plan of
         Operation                                                                      Management's Discussion and
                                                                                        Analysis and Plan of Operation

18.      Description of Property                                                        Business




                                       iv






19.      Certain Relationships and Related Transactions                                 Certain Relationships and
                                                                                        Related Transactions
20.      Market for Common Equity and Related Stockholders
         Matters                                                                        Description of Securities

21.      Executive Compensation                                                         Executive Compensation

22.      Financial Statements                                                           Consolidated Financial Statements

23.      Changes in and Disagreements With Accountants
         on Accounting and Financial Disclosure                                         Not Applicable





                                        v





                              SUBJECT TO COMPLETION

                             DATED NOVEMBER 13, 1996
                                -----------------
                           THE TRANSLATION GROUP, LTD.
                             ----------------------
                      1,400,000 SHARES OF COMMON STOCK AND
               1,600,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS


         The Translation  Group,  Ltd. (the "Company")  offers hereby  1,200,000 shares of Common Stock, $.001 par value (the "Common Stock") and its Chairman and Chief Operating Officer offers an additional 200,000 shares for an aggregate of 1.4 million shares of Common Stock at a price of $3.00 per share, and 1,600,000 Redeemable Common Stock Purchase Warrants (the "Warrants") at a price of $.20 per Warrant each of which, upon exercise, entitles the owner thereof to purchase one share of Common Stock during the three years following the date hereof at a price of $4.00 per share. The Common Stock and the Warrants offered hereby (collectively, the "Securities") will be separately tradeable immediately upon issuance and may be purchased separately. Beginning one year from the date hereof unless earlier permitted by the representative, the Warrants may be redeemed, at a price of $.25 per Warrant, on thirty day's prior written notice at any time after the price for the Common Stock closes at no less than $6.00 per share for a period of twenty consecutive trading days ending on the 3rd day prior to the day on which the Company gives notice, as reported on the principal exchange on which the Common Stock is traded. Application for listing has been made to, and the Common Stock and Warrants are expected to trade separately on, the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") as small cap issues under the symbols THEO and THEOW, respectively. Even if the securities are listed on NASDAQ, no assurance can be given that an active trading market will develop, or if developed, will be sustained. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that such a market will develop after the completion of this Offering. The offering price of the Common Stock and the exercise price of the Warrants have been arbitrarily determined by the Company and Werbel-Roth Securities, Inc., the representative of the Underwriters (the "Representative") and bear no relationship to the Company's assets, book value, results of operations or other generally accepted criteria of value. Simultaneously herewith, the Company is also registering for sale 482,000 shares of Common Stock owned and being offered under an alternative prospectus by certain selling security holders which are not being underwritten. The holders of these shares have agreed that while these shares are being registered now, they will only become freely tradeable in blocs of one-third every six months beginning six months from the date hereof. Also included herewith are 300,000 warrants and the underlying Common Stock owned and being offered under an alternative prospectus by certain founders of the Company and two executive officers, none of which is being underwritten, the holders of which have agreed not to transfer the warrants or the underlying Common Stock for eighteen months from the date of this Prospectus without the consent of the Representative. The proceeds from the sale of the securities offered by the selling security holders, 682,000 shares and 300,000 warrants, will not inure to the benefit of the Company, but rather to such holders. See "Selling Security Holders."


         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN. See "RISK FACTORS" and "DILUTION."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                PRICE TO                    UNDERWRITING                PROCEEDS TO
                                                 PUBLIC                      DISCOUNT(1)                COMPANY(2)
                                                 ------                      -----------                ----------

Per Share (3)                                     $3.00                         $.30                       $2.70
Per Warrant                                       $ .20                         $.02                       $ .18
Total                                          $4,520,000                     $452,000                  $3,528,000


(1) Does not include additional compensation to the Representative in the form of (a) a non-accountable expense allowance of three percent of the gross proceeds of this Offering ($.09 per share of Common Stock and $.006 per Warrant) and (b) a Security,







         purchasable at a nominal price, giving it the right to acquire 120,000 shares of Common Stock at an initial exercise price of $3.90 per share (the "Representative's Stock") and 160,000 Warrants at an initial exercise price of $.26 per Warrant to purchase shares of Common Stock at $5.20 per share (the "Representative's Warrants," and collectively with the Representative's Stock, the "Representative's Securities"). In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act") and to retain the Representative as a financial consultant for the three years following the closing of this Offering for an aggregate fee of $42,300 payable at closing. See "Underwriting."

(2) Only includes the securities offered on behalf of the Company and not the securities offered on behalf of selling security holders who will pay their own direct underwriter's costs. Before deducting estimated expenses of $295,600 payable by the Company ($315,940 if the
         over-allotment   option   is   exercised   in  full),   including   the
         Underwriters' expense allowance of $117,600 ($137,940 if the over-allotment option is exercised in full).

(3) For the purpose of covering over-allotments, if any, the Company has granted to the Representative an option, exercisable within forty five days of the date hereof, to purchase an additional 210,000 shares of Common Stock and 240,000 Warrants upon the same terms and conditions as the Securities offered hereby. If such over-allotment option is exercised in full, the Total Price to Public will be $5,198,000, the Total Underwriting Discount will be $519,800 and the Total Proceeds to the Company will be $4,138,200. See "Underwriting."


WERBEL-ROTH SECURITIES, INC.                         MILLENNIUM SECURITIES CORP.



                THE DATE OF THE PROSPECTUS IS NOVEMBER __, 1996.




                                        2






         The Company intends to furnish to its stockholders annual reports containing audited financial statements examined and reported upon by an independent certified public accounting firm. The Company's fiscal year end is March 31. The Company has filed a Registration Statement on Form 8-A with the Securities and Exchange Commission to register under, and be subject to the reporting requirements of, the Securities Exchange Act of 1934.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

         The Securities are being offered on a "firm commitment" basis subject to receipt and acceptance of the Securities by the Representative, subject to approval of certain legal matters by its counsel and subject to prior sale. The Representative reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Securities will be made at the offices of the Representative against payment therefor in New York funds, on or about _________, 1996.


                             ADDITIONAL INFORMATION

         The Company has filed with the headquarters office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus filed as part of such Registration Statement does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement. For further information pertaining to the securities offered hereby and the Company, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement and exhibits thereto may be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain of the Commission's regional offices at the following addresses: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. This material can be found at http://www.sec.gov.






                                        3






                               PROSPECTUS SUMMARY

         Prospective investors should read this Prospectus carefully before making any investment decision regarding the Company, and should pay particular attention to the information contained in this Prospectus under the heading "Risk Factors" and Financial Statements and related notes appearing elsewhere in this Prospectus. In addition, prospective investors should consult their own advisors in order to understand fully the consequences of an investment in the Company.

         The following summary does not purport to be complete and is qualified by more detailed information appearing elsewhere in this Prospectus.


                                   THE COMPANY

         The  Translation  Group,  Ltd.  ("TTGL"  or the  "Company")  translates conventional documents and software written in one language into other languages. The Company specializes as a provider of high tech translation and localization services in the information technology ("IT") sector of the translation market. Localization is the art of converting from one language to another giving careful consideration to custom of the local area.

         TTGL was incorporated in Delaware on July 7, 1995. It began implementation of its consolidation program when it acquired the Bureau of Translation Services, Inc., a Pennsylvania corporation formed in 1984 ("BTS"), as a wholly owned subsidiary on January 17, 1996 through an exchange of stock. Prior to the acquisition of BTS, TTGL's only activity was related to the negotiations and other matters pertaining to the raising of funds under a private placement. BTS experienced significant growth in fiscal 1996 when its sales increased by 20% and when its operating income increased by 440% over fiscal 1995. The primary reason for this change is the increased use of translation tools and machine memory data bases, due to an extraordinary amount of repeat business from existing customers, which essentially allows the translators to increase their speed and accuracy thus bringing down costs and allowing for higher margins. There is no assurance that this increase of gross profit will continue, or necessarily be maintained at the current rate in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         In addition to its administrative offices located in Haddonfield, N.J., the Company maintains a center devoted specifically to Japanese translation in Westmont, N.J. and a facility in Wiesloch, Germany, managing European translation. The Company's client list includes GE, ARCO, Brown & Williamson, Caterpillar, Linotype-Hell, Quantum; and large computer hardware and software companies such as Compaq, Compuware, Intel, Okidata, SAP, Dell, Syncro, Oracle and Bentley Systems. The Company finds itself in the position of being selective in accepting new clients and estimates that it currently accepts only one project for every two projects presented to it.

         In mid-1995, the Company entered into a five year agreement with debis Systemhaus KSP-Kommerzielle Systeme und Projekte GmbH ("debis"), a division of Daimler Benz AG. Under this agreement the Company obtained the license rights to Keyterm, an innovative concept oriented proprietary database system running under UNIX and Windows for developing and maintaining foreign language glossaries. Keyterm has been in use in Germany for several years and is being further developed, marketed and supported by the Company. In addition to exclusive North America licensing rights, the Company is assuming and maintaining the contract rights for current Keyterm customers in Europe. Clients of "debis" currently include major government agencies in Germany, including the German Ministry of the Interior and Deutsche Telecom AG.


                                        4






         The process of localization for the information technology market is highly labor intensive, with much of the hands on work being done by independent translators. Through the agreement with "debis" and the integration of its own proprietary software tools, the Company has been successful in the high tech automating of approximately 70% of the translation process. The Company believes that its process is quicker, more efficient and has given it a competitive edge in the bidding, completion and turn around time of its projects. The Company is working to further advance its automation and believes that its research and
development   will  enable  it  to  achieve  even  higher  levels  of  automated translation.

         The IT translation industry is dominated by small to medium size companies, each with a handful of clients adapting IT products for global markets. This is considered by the Company to provide substantial opportunities for consolidation in this highly fragmented industry. The Company intends to pursue a strategy which will enable it to expand its business through identifying companies that fit the Company's consolidation guidelines, acquiring these companies, and integrating such acquired operations into the Company's existing operations. Management believes that such acquisitions will enable the Company to achieve economies of scale, maintain its gross margins and eventually become the largest pure translation company. The Company may retain senior management of the acquired companies after the acquisition. Additionally, the Company intends to expand its existing translation services and to continue to research and develop more advanced technologies. There can be no assurances that suitable acquisitions can be identified, consummated or successfully operated or that the Company's goals will otherwise be achieved. The Company is currently reviewing potential candidates for acquisition. However, it is not currently conducting any negotiations for any such acquisitions.

         The corporate offices of the Company are located at 7703 Maple Avenue, Pennsauken, New Jersey 08109 and its telephone number is (609) 663-8600. The administrative offices and facility are at 44 Tanner Street, Haddonfield, New Jersey 08033 and its telephone number is (609) 795-8669.


                               RECENT DEVELOPMENTS

         On June 25, 1996, the Company and Dr. Julius Cherny agreed to negotiate the terms of an exclusive License Agreement or joint venture covering telephone and computer uses in relation to a real-time completely automated machine translation system for which a patent application has been filed by Dr. Cherny. The proposed system would operate via standard telecommunications systems and would have the ability to instantaneously translate voice from one language into another. In addition, in return for financing the projects, the Company would also receive a right of first refusal for all other non-translation applications covered by the patent application. It is currently estimated that a working prototype could be produced in less than 24 months at a cost of approximately $5 million, although no assurance can be given of success. See "Business-Research and Development".



                                        5






                                  THE OFFERING



Securities Offered
         Common Stock by the Company                                   1,200,000  shares of Common Stock Warrants
         by the Company(1)                                             1,600,000 redeemable Warrants.

         Common Stock by Selling
           Security Holders                                            682,000 shares of Common Stock
                                                                       (200,000 of which is being
                                                                       underwritten)

         Warrants by Selling Security                                  300,000 redeemable Warrants
           Holders                                                     (none of which is being
                                                                       underwritten)


Price Per Share being underwritten                                     $3.00

Price Per Warrant being underwritten                                   $ .20

Common Stock Outstanding Before Offering                               2,452,000 shares(2)

Common Stock Outstanding After Offering                                3,652,000 shares(3)(4)

Comparative Common Stock Ownership Upon
  Completion of Offering
         Present Shareholders                                          2,252,000 (61.66%)(2)
         Public Shareholders                                           1,400,000 (38.34%)(3)(4)

Estimated Net Proceeds                                                 $3,232,000 ($3,821,860 if the
                                                                       over-allotment option is
                                                                       exercised in full), after
                                                                       deducting filing, printing,
                                                                       legal, accounting and
                                                                       miscellaneous expenses payable
                                                                       by the Company estimated at
                                                                       $178,000.

Use of Proceeds                                                        For marketing, development of
                                                                       systems, purchasing advanced
                                                                       information technology
                                                                       products, acquiring related
                                                                       companies, and for working
                                                                       capital and general corporate
                                                                       purposes. See "Use of
                                                                       Proceeds."

Proposed NASDAQ Symbols (5)
         Common Stock                                                  THEO
         Warrants                                                      THEOW

------------------------------


(1) The Warrants will be exercisable at $4.00 per share for a period of three years commencing on the date of this Prospectus. Beginning twelve months after the date hereof (unless earlier permitted by the Representative) the Warrants will be redeemable at $.25 per Warrant upon the giving of thirty (30) days prior written notice and provided that the price of the Common


                                        6






         Stock has equaled or exceeded $6.00 for twenty (20) consecutive trading days.

(2) Following give-back of an aggregate of 1,330,000 shares to the Company by current stockholders immediately prior to this Offering. Such shares will be canceled by the Company and be available for reissue. See "Certain Relationships and Related Transactions."


(3) Assumes the Representative's over allotment option for 210,000 shares is not exercised. See "Underwriting."

(4) Excludes (i) up to 1,600,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of the Warrants included in the Offering (ii) up to 120,000 shares of authorized but unissued Common Stock issuable upon exercise of the Representative's Stock Warrants; (iii) up to 160,000 shares of authorized but unissued Common Stock issuable upon exercise of the Warrants underlying the Representative's Warrants; (iv) up to an additional 450,000 shares of Common Stock (including 240,000 shares of Common Stock underlying warrants) issuable upon exercise of the Representative's over-allotment option; (v) 340,000 shares of authorized but unissued Common Stock reserved for issuance upon exercise of warrants previously issued; and
         (vi) up to 2,500,000 shares of authorized but unissued Common Stock reserved for issuance under the Company's Stock Plans. See "Description of Securities" and "Underwriting."


(5) Even if the securities are listed on NASDAQ, no assurance can be given that an active trading market will develop, or if developed, will be sustained.





                                        7






                        SUMMARY OF FINANCIAL INFORMATION

         The  following  has  been  summarized  from  the  Company's   financial
statements included elsewhere in this Prospectus. This information should be read in conjunction with the financial statements and related notes thereto:


SUMMARY OF OPERATIONS:

                                                           YEAR ENDED MARCH 31,                   FIVE MONTHS ENDED AUG 31,
                                                           --------------------                   -------------------------
                                                        1995                1996                   1995             1996
                                                        ----                ----                   ----             ----
                                                                                                         (Unaudited)
Total Revenues                                       $2,149,135         $2,586,306              $1,104,186       $1,468,937
                                                     ----------         ----------              ----------       ----------
Gross Profit                                            430,135            847,658                 414,251          405,185
General expenses and depreciation                       299,627            264,180                 121,414          149,024
                                                     ----------         ----------              ----------       ----------
Operating Income                                        130,408            583,478                 292,837          256,161
Non-operating expenses, net                               2,870              3,007                   1,990          (1,544)
                                                     ----------         ----------              ----------       ----------
Income before income taxes                              127,538            580,471                 290,847          257,705
Provision for income taxes                               69,852            232,600                 116,400          107,926
                                                     ----------         ----------              ----------       ----------
Net Income(1)                                        $   57,686         $  347,871              $  174,447         $149,779
          ==                                         ==========         ==========              ==========         ========

SUMMARY BALANCE SHEET:

                                                           YEAR ENDED MARCH 31,                   FIVE MONTHS ENDED 8/31/96
                                                           --------------------                   -------------------------
                                                       1995                  1996                 ACTUAL      AS ADJUSTED(2)
                                                       ----                  ----                 ------      --------------
                                                                                                         (Unaudited)
Current assets                                       $  359,528         $1,207,361              $1,394,232       $4,626,232
                                                     ----------         ----------              ----------       ----------
Current liabilities                                     232,610             430,22                 478,194          478,194
Working capital                                      $  126,918         $  777,133              $  916,038       $4,148,038
Total assets                                            426,743          1,438,832               1,636,577        4,868,577
Stockholders' equity                                    194,133          1,008,604               1,158,383        4,390,383
Book value per share                                 $     .099         $     .411              $     .472       $    1.202
Shares outstanding(3)                                 1,970,000          2,452,000               2,452,000        3,652,000


(1) The following is a calculation of pro forma earnings per share: (a) as if all shares were outstanding for the entire period; and (b) as if all shares were outstanding for the entire period after reflecting the give back of 1,330,000 shares pursuant to the underwriting Agreement:

                                           YEAR ENDED MARCH 31                  FIVE MONTHS ENDED AUG 31
                                           -------------------                  ------------------------
                                         1995                1996                 1995             1996
                                         ----                ----                 ----             ----
                                                                                    (Unaudited)
Net Income                              $57,686           $347,871              $174,447        $149,779

(a) Pro forma Shares out-
    standing 3,782,000                    $ .02              $ .09                 $ .05           $ .04

(b) Pro forma shares out-
    standing after give-back
    2,452,000                             $ .02              $ .14                 $ .07           $ .06



(2) Gives effect to the issuance of 1,200,000 shares of Common Stock and 1,600,000 Warrants and application of the estimated net proceeds therefrom. Does not take into account exercise of the over-allotment option, the Warrants, the 200,000 shares of Common Stock being sold by an executive officer of the Company, or the Representative's Securities. See "Use of Proceeds."


(3) Includes an aggregate of 1,330,000 shares returned to the Company by various current stockholders.


                                        8








                                  RISK FACTORS

         THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISKS DESCRIBED BELOW. BEFORE SUBSCRIBING FOR THE SECURITIES OFFERED HEREBY, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE GENERAL INVESTMENT RISKS ENUMERATED ELSEWHERE IN THIS PROSPECTUS AND THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

         1. Special Risks Specific to the Company's Business. The following are certain factors regarding the Company's business which investors in this Offering should be aware.

                  - Difficulty in Maintaining High Growth; Fluctuations in Gross Margins. While the Company experienced significant growth in fiscal 1996 (440% increase in operating income), no assurance can be given that even with projected growth due to the Company's consolidation plans and other growth through application of the proceeds of this Offering, that the Company will be able to maintain or even approximate such growth in the future. Moreover, it should be noted that due to the nature of the
                           Company's  business,   gross  margins  may  fluctuate
                           significantly from quarter-to-quarter and from year-to-year. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

                  -        Dangers   of   Reliance   on   International   Trade.
                           Approximately 29% of the Company's sales for the fiscal year ended March 31, 1996 were to foreign markets of which 22% were to the Far East. Export sales for the year ended March 31, 1995 amounted to 48% of gross revenues principally to the Far East. For a brief period, the Company hedged the Japanese yen by foreign currency exchange transactions. Foreign currency fluctuations to date have had no impact on the Company. The Company currently only bills at agreed amounts in US Dollars. Future markets may include areas of political instability, and/or currency valuation fluctuation. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations-Foreign Currency Fluctuations."

                  -        Ability to Remain  Current with Evolving  Technology.
                           The Company's business is concentrated in the high technology niche of the translation industry. Thus, the Company is heavily dependent upon its ability to adapt as the computer and related software industries continue to develop new products thereby causing current state of the art technology to quickly become out of date. No assurance can be given that the Company will be able to expand or even continue in its niche.

                  - Reliance upon Software Marketing License. The Company currently holds a five year exclusive marketing license in North America to a product developed by debis Systemhaus KSP ("debis"), a wholly-owned subsidiary of Daimler-Benz, and a non-exclusive license elsewhere. While the Company believes that its relationship with debis is good, no assurance can be given that the marketing license will always be available to the Company or that the product, not yet marketed in North America, will be commercially successful.


                                        9








                  - Plans to Make Unspecified Acquisitions with the Proceeds Without Stockholder Approval. The Company intends to act as a consolidator in the translation industry and to acquire other companies in this field. While the Company currently has no understandings, arrangements or agreements with respect to any acquisitions, under applicable law, the Company is not obligated to seek stockholder approval or disseminate information about target companies to its stockholders prior to consummating any transactions and has no intention of voluntarily doing so. Thus, since a substantial portion of the proceeds of this Offering will be used for this purpose and such acquisitions will be made without any oversight or input from the stockholders, a substantial portion of the proceeds will be used solely in management's discretion.


         2. Potential Need for Additional Financing. It is possible that significant additional funding will be required following the Offering in order for the Company to further expand the marketing of its services, to develop technology and the licensing or sale thereof and to acquire other businesses and/or technologies. Therefore, the Company will likely be required to raise additional funds through alternative financing methods. There can be no assurance that the Company will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to the Company.

         3. Dependence on Key Personnel. The success of the Company depends in part upon the continued successful performance of the Company's current President and Chief Executive Officer and its Chairman and Chief Operating Officer, each of whom have employment agreements until December 2000, for the continued research, development, marketing and operation of the Company. Although the Company has employed, and will likely employ in the future, additional qualified employees as well as retaining consultants having significant experience, if Ms. Theodora Landgren or Mr. Charles Cascio fail to perform their duties for any reason, the ability of the Company to market, operate and support its products may be adversely affected. While the Company will own two year key man life insurance policies following the close of this Offering in the face amount of $2,000,000 on the lives of each of Ms. Landgren and Mr. C. Cascio, there can be no assurance that the insurance proceeds would adequately compensate the Company for the loss of their lives. While the Company is located in areas where the available pool of people is substantial, there is significant competition for qualified personnel. See "Management".

         4. Competition. Although the Company believes that the services it provides are unique in several ways, and that the processes it uses have been developed over a period of time and are part of its "trade secrets" and "know-how" and are considered as its intellectual properties, Berlitz and AT&T, among others, claim to provide similar services to those provided by the Company, and other competitive products similar to its products are currently being marketed. Moreover, there can be no assurance that there are no products that would compete effectively with the Company's proposed products or that other companies, many of which have financial resources, research and development capabilities, marketing staffs and facilities greater than those of the Company, are not currently developing, or in the future will not develop, products that may have advantages over the Company's proposed products or that may undercut what the Company believes are the advantages of the Company's products. See "Business - Competition" and "Business Research and Development."

         5. Patents and Protection of Proprietary Information. Currently, the Company's services and work in tools (i.e., pieces of software that make the translation quicker) are not protected by patents and/or copyrights and the


                                       10






Company relies on its prior development activities that have resulted in a body of information and processes that it has designated as "trade secrets" and "know-how" and is considered as its intellectual property. However, the commercial success of the Company may in the future depend, in part, upon the ability of the Company to obtain strong patent protection. Accordingly, the Company may file or cause to be filed on its behalf patent applications, where appropriate, relating to new developments or improvements to technology or the uses of products thereof. Given the importance of the proprietary information to the Company, there are significant risks that the Company's failure to obtain patent protection, preserve its trade secrets or operate without infringing upon the proprietary rights of others may significantly and adversely effect the Company. No assurance of obtaining patent protection can be given. There is also no assurance that (i) any patents will be issued to the Company; (ii) any issued patents will prove enforceable; or, (iii) the Company will derive any competitive advantage therefrom. To the extent that any patents can not be issued, the Company may be subject to more competition. The issuance of patents, in some but not all aspects of a product, may be insufficient to prevent competitors from essentially duplicating the product by designing around the patented aspects. In addition, there is no assurance that the Company's products or processes will not infringe patents owned by others. In any event, the
Company will continue to rely on what it believes to be its proprietary know-how. However, there can be no assurance that the obligation to maintain the confidentiality of such proprietary information will not wrongfully be breached by employees, consultants, advisors, suppliers or others, or that the proprietary know-how will not otherwise become known or be independently developed by competitors in such a manner that the Company has no practical recourse.


         6. Dependence on Principal Customers. For the year ended March 31, 1996, two of the Company's customers accounted for approximately 22% and 15%, respectively, of the Company's sales, and for the year ended March 31, 1995, the same two of the Company's customers accounted for approximately 43% and 28%, respectively. The Company's policy, since the beginning of its current fiscal year, has been to diversify its customer base so as to alleviate the risks associated with depending on any one particular customer for business. The initial success of this program is evidenced by the fact that during the five month period ending August 31, 1996, the amount of sales from the same two customers referred to above were even further reduced and accounted for approximately only 26% and 3%, respectively, of the Company's sales. While two other customers combined to provide approximately 35% of the Company's sales during this period, they had never previously accounted for 10% or more of sales and the Company does not expect them to be such principal customers in the future. Management believes that the Company's prior concentration of sales will continue to decline in the future as the Company diversifies its customer base, especially following the start of the Company's acquisition program, which it expects will commence before year end. Accordingly, the Company believes that the loss of any individual customer will not have a material adverse impact on the Company's future operating results and financial condition. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business."


         7. Need to Increase Marketing Capability. In order to achieve continued growth following the Offering, the Company will have to expand its marketing and sales and develop a network of marketing and sales representatives and/or acquire other companies. There can be no assurance that the Company will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will not exceed any product revenues, or that the Company's direct sales and marketing efforts will be successful.
Similarly, there can be no assurance that the Company will be able to acquire other companies or even if acquired, whether such acquisitions will be beneficial to the Company. Alternatively, the Company may enter into co-marketing or other licensing

                                       11






arrangements. To enter into co-marketing or other licensing arrangements, the Company must establish and maintain corporate relationships. There can be no assurance that such corporate relationships can be established or maintained on terms acceptable to the Company, if at all. To the extent the Company enters into co-marketing or other licensing arrangements, any revenues received by the Company will be dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful. Although the Company believes that future corporate partners, if any, will have an economic motivation to commercialize any such products, the Company may not have any control over such partners' commercialization efforts. See "Business - Services and Clients."

         8. Need of Support  for  International  Expansion.  One  element of the
Company's strategy is to identify, develop and exploit opportunities in international markets. The Company may seek to enter into an alliance with some strategic partners to accomplish this objective and it is premature to determine whether such alliances will eventuate, or be successful. There can be no assurance that the Company will be able to locate strategic partners or that such strategy ultimately will be successful. Alternatively, the Company's international success will depend, in part, upon its own ability to provide its international customers with technical support and customer service for its products. The Company does not presently have the personnel to provide such services in all locations. There can be no assurance that such services can be provided on acceptable terms, if at all. Failure to provide such technical support and customer services could have a material adverse effect on the Company's ability to expand into international markets. See "Business."

         9. No Liability Insurance. The marketing and sale of services of the type proposed to be sold by the Company entails a risk of product liability claims and claims of omission by consumers and others. While the Company has a general policy of disclaiming liability arising from its work, the Company has no liability insurance covering these areas. In the event of a successful liability claim against the Company, lack of insurance coverage could have a material adverse effect on the Company.


         10. Dilution; Cheap Stock. Purchasers of the Common Stock (including the shares underlying the Warrants) offered hereby will experience immediate and substantial dilution in the net tangible book value of such shares of Common Stock in that the net tangible book value of such shares will be substantially less than the offering price per share of such shares. Specifically, the investors in this Offering will experience immediate dilution of $1.80 per share of Common Stock, or approximately 60% of the $3.00 Offering price. In addition, since the current stockholders of the Company have acquired their respective equity interests at a cost substantially below the Offering price, the public investors will bear most of the risk of loss. See "Dilution."

         11. Voting Control; Potential Anti-Takeover Effect; Voting Trust Agreement. After the completion of this Offering, the executive officers and directors of the Company will beneficially own approximately 32.45% of the Company's outstanding Common Stock and, accordingly, will most likely be able to elect all of the directors and, therefore, to control totally the Company's affairs. In addition, the Company is subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control. Furthermore, Ms. Theodora Landgren, the Chairman and Chief Operating Officer of the Company has, including her own shares of Common Stock and pursuant to the terms of a Voting Trust Agreement with certain of the founders of TTGL, voting control over an aggregate of 795,000 shares of Common Stock (approximately 22% of the shares of Common Stock following the Offering) for two years following the date of this Prospectus giving management voting control over approximately



                                       12







38.61% of the outstanding Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


         12. No Payment of Dividends. The Company has not paid any dividends on its Common Stock. For the foreseeable future, the Company anticipates that all earnings, if any, that may be generated from the Company's operations will be used to finance the growth of the Company and that cash dividends will not be paid to holders of the Common Stock. See "Description of Securities."

         13. Arbitrary Determination of Offering Price and Warrant Exercise Price. The offering price of the Common Stock and the exercise price of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative and bears no relationship to the assets, book value, operating or financial results or net worth of the Company or other generally accepted criteria of value and should not be considered as indicating any intrinsic value for the Securities. See "Underwriting."

         14. No Assurance of Public Market for the Common Stock or Warrants. Prior to this Offering, there was no public market for the Common Stock or Warrants, and there can be no assurance that such markets will develop or, if developed, will be sustained after completion of this Offering. While the Representative has informed the Company that it will endeavor to make a market in the Common Stock and Warrants, there can be no assurance that a trading market will develop or be sustained or that the securities offered hereby will be saleable at or near their Offering price. In the event the Representative, for any reason, ceases making a market in the Company's securities, the trading market in the Company's securities will likely be materially adversely affected. See "Underwriting."

         While the Company expects the securities to be listed for trading on NASDAQ, no assurance can be given that an active and liquid trading market for the securities will develop or, if developed, will be sustained. Moreover, no assurance can be given that the Company will meet the criteria for maintaining a listing on NASDAQ. Currently, the NASDAQ maintenance criteria will require the Company to have: (i) two registered and active market makers, (ii) total assets of at least $2 million, (iii) minimum bid price per share of $1 or a market value of public float of $1 million and $2 million in capital and surplus, (iv) 300 stockholders, and (v) 100,000 shares held by non-insiders which shares must have a market value of at least $200,000.

         15. Exercise of Warrants Subject to Current Effective Registration and Qualification. Any exercise of the Warrants must be made pursuant to a prospectus which is current at the time of exercise. The Company is obligated to file post-effective amendments to the registration statement when material changes to the Company occur so that the prospectus will contain current information. Assuming such amendments were not required, this Prospectus would, in any event, no longer be current after July 31, 1997 (i.e., 16 months after the date of the certified financial statements included herein). The Company will endeavor to maintain a current effective registration statement under the Securities Act of 1933 relating to the Common Stock issuable upon exercise of the Warrants. If the Company is unable to maintain a current registration statement for any reason, the holders of the Warrants will be unable to exercise them. Although the securities offered hereby will not knowingly be sold to purchasers in jurisdictions in which they are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket which may develop for the Warrants in, or purchasers of the Warrants may move to, jurisdictions in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period when the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such

                                       13






qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any required registration or qualifications. See "Description of Securities - Warrants."


         16. Possible Depressive Effect of Rule 144 Sales and Shares Currently Held by Selling Security Holders. At the time of the completion of this Offering, 1,770,000 unregistered Shares of the Company's Common Stock will be held by present stockholders. Under Rule 144 of the Act, all of such Shares are expected to be able to be publicly sold beginning July 7, 1997, subject to volume restrictions (i.e. during any three month period an amount equal to the greater of the average weekly trading volume or 1% of the then outstanding shares, or approximately 36,500 shares assuming only the existing shares and the shares Common Stock offered hereby are outstanding). The holders of such 1,770,000 shares have agreed not to make any Rule 144 sales for a period of two years from the date of this Prospectus without the prior written consent of the Representative. Also, 482,000 shares of Common Stock currently held by certain security holders are being registered hereby and will be available for sale, in blocs of one-third every six months beginning six months after the date hereof, and 300,000 Warrants owned by certain founders of the Company along with the underlying shares of Common Stock are being registered hereby and will be available for resale 18 months after the date of this Prospectus unless earlier permitted by the Representative. Any such sales could have a depressive effect on the market price for the Common Stock being offered hereby. See "Description of Securities - Shares Available for Future Sale" and "Selling Security Holders."


         17. Possible Issuance of Substantial Amounts of Additional Shares Without Stockholder Approval. After this Offering (excluding the over-allotment option), the Company will have an aggregate of 4,600,000 shares of Common Stock authorized but unissued and reserved for issuance pursuant to (i) the Company's Stock Plan, (ii) exercise of the Warrants being offered hereby, (iii) exercise by the Representative of the Representative's Stock Warrants and the exercise of the Warrants underlying the Representative's Warrants, and (vi) exercise of currently outstanding warrants and an additional 6,848,000 shares of Common Stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by the Company's stockholders; however, for 18 months the approval of the Representative is required. Although there are no other present plans, agreements, commitments or undertakings with respect to the issuance of additional shares, or securities convertible into any such shares by the Company, any shares issued would further dilute the percentage ownership of the Company held by the public stockholders and would likely have an adverse impact on the market price of the Common Stock. In addition to the above referenced shares of Common Stock which may be issued without stockholder approval, the Company has 1,000,000 shares of authorized preferred stock. While the Company has no present plans to issue any shares of preferred stock, the Board of Directors has the authority, without stockholder approval, to create and issue one or more series of preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock; however for 18 months the approval of the Representative is required. The issuance of any preferred stock could have an adverse effect on the rights of holders of Common Stock and could have the effect of discouraging, or used as a defensive measure against, a takeover candidate. The mere existence of this potential could have an adverse impact on the market price of the Common Stock. See "Description of Securities."


         18. Representative's Securities. In connection with this Offering, the Company will sell to the Representative for a nominal amount, warrants to purchase up to 120,000 shares of Common Stock and 160,000 Warrants. The Representative's Securities will be exercisable commencing one year following the effective date of this Prospectus and will continue to be exercisable for a period of four years thereafter at an exercise price of $3.90 per share and $.26

                                       14






per warrant, with the warrants underlying the Representative's Warrant allowing the purchase of Common Stock at $5.20 per share. For the life of the Representative's Securities, the holder thereof will be given the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution in the interest of the Company's other stockholders. The terms on which the Company could obtain additional capital during the life of the Representative's Securities may be adversely affected because the holder of the Representative's Securities might be expected to exercise them if the Company were able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the Representative's Stock Warrants. A similar adverse impact on the Company's ability to raise additional capital could be caused by the large number of Warrants issued hereby or by the issuance of a significant amount of stock options. See "Underwriting."


         19. Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time after one year from the date hereof, unless earlier permitted by the representative, at a price of $.25 per Warrant on thirty days prior written notice provided that the trading price of the Common Stock for the preceding twenty (20) consecutive trading days has equaled or exceeded $6.00. Notice of redemption of the Warrants could force the Warrant holders to exercise the Warrants at a time when it might be disadvantageous for the holders to do so or to sell the Warrants at their then current market price when the holders might otherwise wish to hold the Warrants for possible appreciation. Alternatively, the holders may accept the redemption price, when it is likely to be substantially less than the market value of the Warrants at the time of redemption. Any holders who do not exercise Warrants prior to their expiration or redemption, as the case may be, will forfeit the right to purchase the shares of Common Stock underlying the Warrants. While the Company may legally be permitted to give notice to redeem the Warrants at a time when a current prospectus is not available thereby leaving the Warrant holders no opportunity to exercise their Warrants prior to redemption, the Company does not intend to redeem the Warrants unless a current prospectus is available at the time of the redemption. See "Description of Securities - Warrants."

         20. Underwriters' Influence on the Market. A significant amount of the securities offered hereby will be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although it has no legal obligation to do so, the Representative has indicated that it intends to act as a market-maker and otherwise effect transactions in the securities offered hereby. To the extent the Underwriters act as market-makers in the Common Stock or Warrants, they may be dominating influences in those markets. The degree of participation in those markets by the Underwriters may significantly effect the price and liquidity of the Company's securities. The Underwriters may discontinue such activities at any time or from time to time. Moreover, pursuant to Rule 10b-6, neither the Underwriters nor any other broker-dealer which solicit exercise of any of the Warrants, including the Representative's Warrants, will be able to act as a market-maker with respect to the Company's Securities for a period of two or nine business days prior to any solicitation by it of the exercise of any of the Warrants, including the Representative's Warrants, until the later of termination of such soliciting activity or the termination (by waiver or otherwise) of any right that any Underwriter or soliciting broker-dealer may have to receive a fee for the exercise of warrants following such solicitation. Accordingly, neither the Representative nor any other soliciting broker-dealer will be able to act as a market-maker during certain periods and, as a result, holders of the Company's Securities may find it more difficult to sell their holdings. Also, the same restriction may arise if any of the Underwriters becomes involved in a distribution of any of the currently restricted securities.


                                       15






         21. Penny Stock Regulation. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their shares and/or Warrants.


                                       16






                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


         The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto contained in this Prospectus.

                  (a)      GENERAL

                  The Company has been in business since 1984. Generally, sales have been increasing year to year. Net sales for its fiscal year ended March 31, 1996, were approximately 20% higher than its net sales for its fiscal year ended March 31, 1995.

                  Notwithstanding the Company's increased sales and its strong competitive position in its industry, it remains a small company due to capital constraints. Those capital constraints were partially alleviated by its private offering, completed in January, 1996, from which it received net proceeds of $463,000. The offering being made by this prospectus is intended to provide the Company with substantial additional capital, to be used in the manner set forth under "USE OF PROCEEDS" and thus to permit the Company to pursue its strong competitive position and attempt to expand its business, its sales and its earnings.

                  (b)      RESULTS OF OPERATIONS

                  Fiscal 1996 compared to fiscal 1995

                  Net sales for the fiscal year ending March 31, 1996 increased to $2,586,000 from $2,149,135 or approximately 20% over net sales for the prior fiscal year, ending March 31, 1995. The Company believes this increase is primarily due to the growth of its reputation with regard to its ability to deliver quality work on a timely basis. During the current fiscal year 1996, 54% of the Company's sales were to four major customers in the high-tech area, of which two accounted for 37% in fiscal year 1996 and 70% in the prior fiscal year ended March 31, 1995.

                  The Company's operating income for the fiscal year ended March 31, 1996, was $583,500 in comparison to $130,400 for the prior fiscal year, or an increase of 440%. Of this increase of $453,000, approximately $331,000 (or 73%) is attributable to the increase in gross margin -- from 20% to 33%; approximately $87,000 (or 19%) is attributable to the increase in sales volume of $436,000; and $35,000 (or 8%) to the decrease in general and administrative expenses and depreciation.

                  There was a significant increase in gross profit from 20% to 33%. The company benefitted from the increasing use of translation tools due to the extraordinary amount of repeat business from existing customers. Therefore, the relative stability of customers' requirements and contents permitted a more effective use of translation memory storage, i.e. machine tool translation. In addition, there were the gains derived from an organizational structure established for a two million dollar level, increasing its sales by 20%.

                  There is no assurance that this increase of gross profit will continue, or necessarily be maintained at the current rate in the future. In anticipation of increasing volume, the Company has increased its production staff to concentrate on job flow, quality control, editing and customer communications.


                                       17






Likewise, there can be no assurance that the type of translation products and customer requirements will permit the use of machine tool translation of previously stored memory data, to the previous extent.

                  Total general and administrative expenses and depreciation decreased in the amount $35,000 for fiscal 1996 in comparison to fiscal 1995, from $299,627 to $264,180. This decrease was caused by the providing for bad debts in prior years ($36,000 in fiscal year ended March 31, 1995) and recovering $45,000 in the current fiscal year. Excluding such accounts for bad debts, general and administrative expenses increased by $25,000 (12%) over the prior fiscal year and depreciation by $19,000 (35%).

                  As a result of the Company's new employment agreements, it should be noted that salary expenses will increase by approximately $180,000 per year.

                  (c)      LIQUIDITY AND FINANCIAL RESOURCES

                  Net working capital at March 31, 1996 was $777,000, an increase of approximately $650,000 from the end of the prior fiscal year. The increase in net working capital was primarily due to the Company completing in January 1996 a private offering of 120.5 units of its securities at a price of $5,000 per unit, each unit consisting of 4,000 shares of Common Stock. The gross proceeds from the offering were $602,500; the net proceeds were $463,000. On March 31, 1996, the Company had $530,000 in cash or cash equivalents. See Statement of Cash Flow for other sources and uses of working capital.

                  Inflation has not been a significant factor in the Company's operations.

                  (d)      TRENDS

                  Based on its special expertise, the Company has succeeded in increasing its translation and localization services in the burgeoning market for Asian languages. With the increased capital provided by the private offering and the infusion of additional capital anticipated from this Offering, the Company believes that it has an excellent opportunity to capture additional business in these growing markets.

                  (e)      FOREIGN CURRENCY FLUCTUATIONS

                  Although most of the Company's business is transacted in United States dollars, billings to one large Japanese customer used to be in Japanese yen, at an agreed rate of exchange on a per order basis. During the fiscal year ended March 31, 1996, the Company's billings to this customer amounted to 20% of its total sales in comparison to 37% for the fiscal year ended March 31, 1995. Thus, the Company could have been significantly affected by fluctuations in the exchange rate between the United States dollar and the Japanese yen. In an effort to mitigate this risk, the Company had purchased forward exchange contracts as a hedge against adverse currency fluctuations. However, to further avoid this risk, the Company has recently changed its policy and now only bills its customers in US Dollars at agreed upon amounts. Accordingly, the Company is not impacted by exchange rate fluctuations.

FIVE MONTHS ENDED AUGUST 31, 1996 IN COMPARISON TO AUGUST 31, 1995 (UNAUDITED)

                  While the sales for the five months ended August 31, 1996 increased by $315,000, or 33%, over the corresponding five months ended August 31, 1995, operating income declined $37,000 or 12%. Gross profits declined from 37.5% to 27.5% of sales. Selling, general and administrative expenses remained approximately the same in relation to sales (8%) but increased in dollar amounts

                                       18






by $27,500 over the prior period. Accordingly, operating income declined from $293,000 to $256,000.

                  The reason for the decrease in gross profit was the increasing costs associated with new customers, different languages and changing customers' products. These types of changes impacted the use of memory stored translation as well as introducing new learning curves associated with additional employees. The Company hired additional in-house Korean, Chinese and Japanese translators, as well as increasing support staff in editing, quality control and customer communication as foundations for its expanding business.

                  During the five month period ended August 31, 1996, the Company's working capital increased by $139,000 to $916,000. Cash decreased by $262,000 to $269,000 and receivables increased by $327,000 to $969,000. These changes are attributable primarily to increased volume of sales and payment of deferred offering costs and to the charges described in the previous paragraph. See Statement of Cash Flow for other sources and uses of working capital.

                  The Company's two largest customers that accounted for approximately 71% for the year ended March 31, 1995 and 37% for the year ended March 31, 1996, accounted for 29% for the five months ended August 31, 1996. Two other customers accounted for approximately 35% of sales for the five months ended August 31, 1996 in comparison to approximately 9% for the year ended March 31, 1996.


                                       19






                                    DILUTION


         At August 31, 1996, the Company had a net tangible book value of $1,158,383, or $.47 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets less liabilities, divided by 2,452,000, the number of shares of Common Stock outstanding at August 31, 1996 (after giving effect to the give-back of an aggregate of 1,330,000 shares returned to the Company by various current stockholders). After giving effect to the sale of the 1,200,000 shares of Common Stock and 1,600,000 Warrants hereby, the pro forma net tangible book value at August 31, 1996 would have been $4,390,383 or $1.20 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $ .73 per share (or 155%) to the existing stockholders and an immediate dilution of $1.80 per share (or 60%) to investors in this Offering. The following table illustrates this per share dilution:

Public offering price per share                                                                             $ 3.00
     Net tangible book value per share before offering                                      $ .47
     Increase attributable to investors in offering                                         $ .73
                                                                                            -----
Net tangible book value per share after offering (1)                                                        $ 1.20
                                                                                                            ------
Dilution per share to investors in offering (2)                                                             $ 1.80
                                                                                                            ======

-----------------

(1)      After  deduction  of  underwriting   discounts  and  commissions,   the
         Underwriter's non- accountable expense allowance and other estimated expenses of the offering. See "Use of Proceeds" and "Underwriting."

(2) Does not give effect to (a) 450,000 shares issuable upon exercise of the Representative's over-allotment option (including shares of Common Stock underlying the Warrants); (b) 120,000 shares of Common Stock issuable upon exercise of the Representative's Stock Warrants; (c) 160,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Representative's Warrants; (d) 1,600,000 shares of Common Stock underlying the Warrants; (e) 340,000 shares of Common Stock issuable upon exercise of previously issued warrants; or (f) 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Plan. See "Underwriting," "Executive Compensation - Stock Plan" and "Description of Securities."


         The following table presents as of March 31, 1996 the relative share purchases, percentages of equity ownership in the Company, total cash paid, percentage of total cash invested, and the average price per share of Common Stock to the current and public shareholders after giving effect solely to the sale of the shares of Common Stock offered hereby:


                                                                                        PERCENTAGE      AVERAGE
                                                   PERCENTAGE            TOTAL           OF TOTAL        PRICE
                                      SHARES        OF EQUITY            CASH              CASH           PER
COMMON STOCK ONLY                    PURCHASED      OWNERSHIP            PAID            INVESTED        SHARE
-----------------                    ---------      ---------            ----            --------        -----

Public Investors(1)                     1,400,000        38.34%        $4,200,000           87.06%         $3.00
Current Stockholders(2)                 2,252,000        61.66%      $  624,270(3)          12.94%         $ .28
                                        ---------        -----       ------------           -----
         Total                          3,652,000       100.00%        $4,824,270          100.00%
                                        =========       ======         ==========          ======



-------------------

(1)      Includes  200,000  shares sold in the  Offering  by a Selling  Security
         Holder.
(2) Does not include 200,000 shares sold in the Offering on behalf a Selling Security Holder.
(3) Does not give effect to the shares of Common Stock issued to the shareholders of BTS in exchange for their shares in such company.

                                       20






                                 USE OF PROCEEDS


         The net proceeds of this Offering, after deducting discounts and commissions, the Representative's expense allowance and expenses of this Offering, will be approximately $3,232,000 ($3,821,860, if the over-allotment option is exercised in full). The amount of net proceeds to be received by the Company reflects the Company's best estimate of the amount of expenses incurred in the Offering of approximately $296,000 paid or to be paid by the Company at or around the closing of this Offering out of proceeds.


         The Company intends to use such net proceeds as follows:



                                                                   WITHOUT                         WITH
                                                                OVER-ALLOTMENT                OVER-ALLOTMENT
                                                                --------------                --------------
                                                                          APPROX.                      APPROX.
                                                         APPROX.         % OF NET         APPROX.     % OF NET
                                                        $ AMOUNT         PROCEEDS        $ AMOUNT     PROCEEDS
                                                        --------         --------        --------     --------

Advertising and promotion                                  $  300,000          9.28%       $  400,000      10.47%
Research and Systems Development                           $  800,000         24.75%       $1,050,000      27.47%
Purchasing advanced information
     technology products                                   $  675,000         20.89%       $  850,000      22.24%
Acquisition of service providers                           $1,150,000         35.58%       $1,150,000      30.09%
Working capital and general
     corporate purposes                                    $  307,000          9.50%       $  371,860       9.73%
                                                           ----------          ----        ----------       ----
         TOTAL                                             $3,232,000        100.00%       $3,821,860     100.00%
                                                           ==========        ======        ==========     ======


         The foregoing table represents the Company's best estimate of the allocation of the proceeds of this Offering based upon the current state of the Company's development, its current plans and current economic and industry conditions, and is subject to reapportionment of proceeds among the categories listed above or to new categories in the event of drastic changes to the current economic and industry conditions or an entirely unforseen opportunity, acquisition or otherwise, is presented to the Company. While the Company has no specific current acquisition plans, it currently intends to simultaneously focus its energies and assets towards growing its business internally, while at the same time exploring opportunities to expand its business through acquisitions. Research and development expenses relate to the estimated payments to Dr. Julius Cherny for development of his automated translation machine pursuant to a license agreement, currently being negotiated. Part of the proceeds of this Offering has been allocated for this project and the Company currently intends to finance a portion of the balance (up to approximately $750,000) through proceeds received from the potential exercise of the Warrants and the remainder through other external financing, of which no assurance can be given.


         The Company has allocated $675,000 for capital expenditures. The Company plans to use these funds to develop its Website, upgrade its customer communications network, continue the practice of purchasing hardware and software, both new and "replacement" based upon customers' requirements and the changing technology and required capital expenditures to transfer the research results from Dr. Cherny's machine to a production mode. To the extent the $675,000 is not used, it will be retained as additional working capital.


         The Company expects that the net proceeds of this Offering will be sufficient for it to reach its objectives over at least the next 12 months. Until used, the Company intends to invest the proceeds of this Offering in government securities, certificates of deposit, money market securities or commercial paper. The Company has not used its current revolving line of credit during the past six months, and it expires, in any event, on December 31, 1996.


         Exercise of all the Warrants would generate approximately an additional $7,296,000 in net proceeds to the Company. The Company intends to use such funds for acquisitions ($6,000,000), additional research and development relating to Dr. Cherny's project ($750,000) and working capital ($546,000). No assurance can be given that any or all of the Warrants will be exercised and that these funds will be available to the Company.


                                       21






                                 CAPITALIZATION



         The following table sets forth the capitalization of the Company at August 31, 1996, after giving effect to the return of an aggregate 1,330,000 shares of Common Stock from various stockholders of the Company (to be canceled and available for reissuance) and the increase of authorized capital from 5,000,000 shares of Common Stock and as adjusted to reflect receipt of the net proceeds from this Offering:


                                                                                     AUGUST 31, 1996
                                                                                     ---------------
                                                                              ACTUAL         AS ADJUSTED(2)
                                                                              ------         --------------
Shareholders' Equity(1)
Preferred stock, $.001 par value,
     1,000,000 shares authorized;
     None issued and outstanding                                                     --                 --
Common stock, $.001 par value, 15,000,000
     shares authorized; Issued and
     outstanding 3,782,000 at August 31, 1996,
     and 3,652,000 as adjusted                                               $    3,782         $    3,652
Additional paid-in capital                                                      462,868          3,694,998
Retained earnings                                                               691,733            691,733
                                                                                -------            -------
         Capitalization Total                                                $1,158,383         $4,390,383
                                                                             ==========         ==========

---------------

(1) Does not give effect to (a) 450,000 shares issuable upon exercise of the Underwriter's over-allotment option (including shares of Common Stock underlying the Warrants); (b) 120,000 shares of Common Stock issuable upon exercise of the Representative's Stock Warrants; (c) 160,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Representative's Warrants; (d) 1,600,000 shares of Common Stock underlying the Warrants; (e) 340,000 shares of Common Stock issuable upon exercise of previously issued warrants; or (f) 2,500,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Plan. See "Underwriting," "Executive Compensation - Stock Plan" and "Description of Securities."

(2) Gives effect to the issuance and sale of 1,200,000 shares of Common stock and 1,600,000 Warrants.





                                       22





                                    BUSINESS


THE COMPANY

         The Translation Group, Ltd. ("TTGL") was incorporated under the laws of Delaware on July 7, 1995. On January 17, 1996, TTGL consummated its first acquisition when the shareholders of Bureau of Translation Services, a Pennsylvania corporation ("BTS") exchanged their shares of BTS for shares of TTGL (the "Stock Exchange") so that BTS became a wholly owned subsidiary of TTGL. TTGL and BTS are sometimes referred to herein collectively as the "Company." The corporate offices of the Company are located at 7703 Maple Avenue, Pennsauken, New Jersey 08109 and its telephone number at that location is (609) 663-8600. The administrative offices and facility are at 44 Tanner Street, Haddonfield, New Jersey 08033 and its telephone number at that location is (609) 795-8669.

BUSINESS OF THE COMPANY

         The Company translates conventional documents and software written in one language into other languages. The Company's headquarters is located in Haddonfield, New Jersey, where it leases approximately 3,600 square feet of space. It also leases approximately 1,100 square feet of space in nearby Westmont, New Jersey wherein it houses its Japanese Projects Center. A European office is maintained near Heidelberg, Germany.

         The Company functions in the so-called "high tech" niche of the translation industry, providing translation, localization, software and tools to a range of world wide companies who have needs in computer related hardware and/or software fields, referred to in the industry as Informational Technology ("IT"). Localization is the art of converting contracts, marketing tools, advertising, engineering specs, computer hardware and software support materials, packaging, TV shows, etc. into local languages, giving careful consideration to custom and tradition indigenous to the local area.

         In mid-1995, the Company entered into a five year Agreement with debis Systemhaus KSP- Kommerzielle Systeme und Projekte GmbH ("debis"), a wholly owned subsidiary of Daimler Benz, whereby the Company acquired license rights to a software product known as KEYTERM. KEYTERM is a concept-oriented fully relational proprietary database running under UNIX and Windows for developing and maintaining glossaries. It has a customizable structure for entering terminology and lexicographical information. The product has been in use in Germany for several years and is being further developed, marketed and supported by the Company. Further, the Company has assumed contract rights with existing debis customers in Europe. However, the Company has no obligations to assume previous Debis obligations, will receive fees for all current and future services and will have the exclusive right to market KEYTERM throughout North America, and elsewhere non-exclusively. Finally, under the debis Agreement, the Company is allowed to use the indication "Bureau of Translation Services in partnership with debis Systemhaus".

         In general, the Company uses various machine tools (also referred to as translation tools "TT") that are software applications for extracting and formatting data, for online dictionaries, for presentation of text (e.g., prepress) and for customer networking. On the other hand, the Company's machine translation ("MT") abilities depend upon the storage and access to previously translated material in machine usable form. Thus, the ability to exploit this type of MT depends on the stability of customers, types of products, material to be translated and customers requirements. If variables upset this storage-access-use of previously translated material, such as occurs with first-time customers or when translating materials in new topics, the Company will be unable

                                       23






to exploit this advantage. For this reason the Company is embarking on the development of its own phased in system of document translation which would not be limited to previously translated material. See "Research and Development."

COMPETITIVE POSITION

         The Company believes it has a good position in the localization industry, in part because, through BTS, it entered this market early. Initially, the Company provided translation of technical material in various industries heavily weighted toward engineering and analytical instrumentation. However, by the mid-1980's, the Company recognized the opportunity in the computer industry. Thus, the Company made the transition from a "generic" translation bureau, to one whose business emphasizes translation services in the Information Technology field (IT).

         The Company has leveraged ten years of localization experience into a set of processes which it considers its principal competitive advantage. Every operational process, from bidding through delivery of the completed project, is scrupulously tracked and accounted for, making job costing accurate and predictable, while at the same time offering its customers savings over others in the industry. The Company believes that its competitive bidding system is unique in the industry. The Company seeks to build long-term relationships with clients, most of whom continue to work with the Company over several years and many projects.

         At present, key markets for the Company's services are customers located in Japan, Europe (including Scandinavia) and in "the Americas" the dialects of Canadian French, Latin American Spanish and Brazilian Portuguese. The Company does not provide Middle and Near Eastern languages at this time. Growth markets are primarily in Asia. Japanese now represents the Company's largest single language, by volume, and the Company believes that Chinese will also become significant in the near future, although no assurance can be given that the Company will realize any significant revenues from this market.

         The IT translation industry is highly fragmented and is dominated by numerous small to medium size companies, each with a handful of clients adapting IT products for global markets. The Company believes that this industry phenomenon provides it with substantial opportunities for consolidation. The Company intends to pursue a strategy which will enable it to expand its business through identifying companies that fit the Company's consolidation guidelines, acquiring these companies, and integrating the acquired operations into the Company's existing operations. Management believes that such acquisitions will enable the Company to achieve economies of scale, maintain its gross margins and eventually become the world's largest pure translation company. The Company may retain senior management and other employees of the acquired companies after the acquisition. Additionally, the Company intends to expand its existing translation services and to continue to research and develop more advanced technologies. There can be no assurances that suitable acquisitions can be identified, consummated or successfully operated or that the Company's goals will otherwise be achieved. The Company is currently reviewing potential candidates for acquisition. However, it is not currently conducting any negotiations for any such acquisitions.

SERVICES AND CLIENTS

         The Company provides translation and localization services (i.e., translating so that the result is reader friendly, using local dialect so that it is easily readable and not stilted) to a range of industries and sectors, with an emphasis on IT companies. During fiscal 1995 and 1996, approximately 80% of the Company's revenues came from localization work for software publishers,

                                       24






computer hardware manufacturers and computer and peripherals vendors. The Company also has an active business in the legal area, translating depositions, patents, and material relating to international contracts and law suits for large law firms in the Philadelphia area.

         The Company has a large number of IT-based clients. The Company has not entered into any long-term contracts with any of its clients in accordance with industry practice. Significant customers includes Dell Products LP, for whom the Company translates documents and manuals for Asian markets. The Company also has a long-standing relationship with SAP-AG (a leading software producer) whereby the Company is responsible for Japanese translation of its "Financial Accounting" support materials. The strong relationships the Company has developed with its IT clients have also generated a volume of more conventional translation work. For example, the Company is translating software messages and conventional documentation for Okidata, a peripherals manufacturer. Bentley Systems, a leading CAD/CAM software developer, relies on the Company for Korean and Japanese software localization and translation of related documentation. Synchro, Inc., a developer of telephony software, uses the Company to localize the software into at least ten languages. Because many American companies have a large number of Hispanic and Vietnamese employees in the United States, the Company has been engaged to translate corporate personnel materials into Spanish and Vietnamese.

         At the request of clients, the Company has also recently expanded its software localization services to include video and multi-media translation. While these translation contracts require an investment in equipment and facilities, the Company believes the costs are justified by the higher value contracts generated by this application. The Company has also been working in the media sector for several years, translating copy for a client who places "info-mercials" (commercial advertisements presented through an information format) on European broadcast channels, and for whom the Company has translated the product literature, packaging labels and even TV scripts. In addition, the Company has been testing and exploring multimedia localization. Currently, the Company performs multimedia localization using external studio facilities. If it proves feasible and attractive, the Company may consider establishing its own studio, and broaden its localization services to full multimedia capability. The Company sees multimedia localization as similar, in process, to other software localization that it already performs, and while it adds a layer or two of additional technical complexity, it does not require a substantially different skill set.

THE TRANSLATION PROCESS

         The Company considers its highly detailed project management, tracking and costing procedures to be at the heart of its specialized services. In the view of the Company, much of what passes for "process" and "quality" in the localization business is of a very low standard. The Company places a strong emphasis on efficient processes, and believes that centralized project management is essential to efficiency. Thus, even when a project may have team members in many different locations, most work is coordinated centrally in the United States via electronic communication. Certain core functions such as editing, proofreading, desktop publishing and client coordination are part of central project management. In preparing work for translation into multiple languages the project editor may identify problems or issues which are relevant across the entire project. Similarly, in a multiple-language project, problems may be picked up by the translators in one or two languages that are relevant to others. The Company believes that central control of the process is the only way certain situations can be adequately handled, such as identification of software bugs.

         All the Company's translators are native speaking professionals in the target language, and generally are required to know the subject matter of the

                                       25






area in which they translate. In addition, a project must have technically knowledgeable staff in the source language, preferably a specialist in that area.

         The Company's project manager often has a direct phone line for customers, who call him or her directly. The Company supports an extensive range of communications facilities linking its internal systems to both clients and translators. These include an in-house local area network ("LAN"), dial-up bulletin board (BBS), modem transfer and multiple Internet and CompuServe connections. Some of the Company's staff have remote connections to clients' LANs as well. Most translation projects use one or the other of the following processes to exchange files:

         - the client dials into the Company's own systems and "drops off" files, usually via FTP (file transfer protocol) at any time; the files are then picked up, and entered into the translation process.

         - the client shares a common messaging platform with the Company (either LAN-to- LAN or using a wide-area service provider) and files are sent back and forth on the internal network systems between the Company and the client.

         - the client is connected via a high speed dedicated line directly to the Company's network and several of the Company's machines may be connected, via a Router, directly through this line so that translators are able to work directly inside the client environment.

         Files are prepared for translation by the Company's technical staff and are distributed electronically to translators either locally or abroad. Translated versions are returned to the Company's central project management for checking and proofing (and also compilation, if software is involved) and the target language versions are distributed to appropriate client locations which may be multiple locations or a central site.

         In terms of process, the Company considers itself an extension of the client's documentation department. All project activities are closely tracked using spreadsheets which are fully available to the client. Thus, the client always knows the status of the project.

TRANSLATION TOOLS

         The Company has an internal IT standard which is based around a Novell LAN, Windows NT for handling Japanese, and Microsoft applications. All client projects, however, are handled on a purely customized basis.

         As the Company uses increasingly advanced technological translation tools (i.e., pieces of software that make the translation quicker), the most notable impact has been a change in the structure of the project team. Under the old, "pre-tools" model, a typical project might consist of a project manager with 50 translators and editors working in various languages. Translation tools have created an entirely new type of team, particularly where translation memory databases are used to leverage previously translated material for re-use in new or updated programs and documentation. The same project team might now include a project manager, 2 technical analysts, 5 technical clerks and 15 translators/editors.

         The Company believes it was one of the first extensive outside commercial users of a workbench environment for software translation called XL8. It has selected as its corporate standard the integrated Transit/Termstar Translation Management System. The product was designed for use in translation and editing of software, help and documentation. The manager controls the flow of materials

                                       26






and translators use limited version workstations. It is believed to be the most versatile product of its kind commercially available on the market; it runs in Windows environment, and may be used for Asian as well as European languages. Its advantages over manual efforts are versatility, language independence, and easy file handling.

         The Company has followed the progress of machine translation (MT) over the years. After much careful review and consideration, the Company concluded that to the best of its knowledge no one system exists that meets its standards of accuracy, efficiency and efficacy. Therefore, the Company intends to complete its own MT system which it hopes will be capable of automatic document translation. Until such a machine is available, the Company will continue to upgrade both its hardware and software as technology in this or other adaptable fields progress. The Company intends to take necessary action to maintain its position as a leader in the use of MT. No assurance can be given that other companies will not develop a competitive machine which could have an adverse affect on the Company. See "Business - Research and Development."

         For the Company the fastest growing translation market at the moment is for Asian languages. The Company's business in Japan is primarily in translation for manufacturers of applications software, including a substantial volume of Unix-based systems and customized implementations. The principal applications are financial and manufacturing, with systems encompassing everything from order entry to distribution. The Company believes these are strong growth application areas in Asia.

RESEARCH AND DEVELOPMENT

         The Company has devoted only minimal resources to formal research and development to date. On the other hand, monies have been spent continually, and charged to operations, for the continuing development of Company tailored processes and disciplines used in the translation field. The Company anticipates investing significant amounts on research and development in the foreseeable future with specific emphasis on developing a proprietary real-time completely automated machine translation system. The proposed system would operate via standard telecommunications systems and ultimately would have the ability to instantaneously translate voice from one language into another. The Company intends to enter into a licensing agreement with the inventor, Dr. Cherny, for the exclusive rights to such technology as they regard translation applications and have a right of first refusal for all other applications covered by the patent application in return for financing the project. Part of the proceeds of this Offering has been allocated for this project and the Company currently intends to finance a portion of the balance (up to approximately $750,000) through proceeds received from the potential exercise of the Warrants and the remainder through other external financing. The Company intends to closely monitor the progress of the project and will discontinue financing the project unless certain development milestones are reached. The initial phase of development will be directed towards generating specific context dictionaries, i.e., relationships between words in different languages but in the same context. In any given language words have multiple meanings. In addition, words of one language do not often translate on a one to one basis, into another language. Context is the key to translating a message from one language into another. The first milestone of the first phase will take the many thousands of documents already translated and amassed by the Company and organize them by context and analyze them through the use of appropriate neural network systems for the purpose of generating specific context dictionaries. The second milestone of the first phase will generalize the context dictionary generator making it capable of generating context dictionaries from written materials in different languages on the same topic, not previously translated or amassed. While Dr. Cherny has estimated that a working prototype can be produced in approximately 12-15 months,

                                       27






the project is still in its infancy and until the first two milestones are completed (costing approximately $250,000 and $500,000, respectively) the likelihood of the success of the project can not be predicted. It is currently projected that following the success of the first two milestones, final development of this machine will take approximately a further nine months with additional costs of approximately $4 million. No assurance can be given that the Company will have sufficient funds to finance the project or that even if funded, that the project will be able to successfully develop such a system. However, in any event, if the first two milestones are successful, even if the instantaneous voice translation machine is ultimately never completed, the Company will still benefit from using the specific and general context dictionary generators.

COMPETITION

         Berlitz and AT&T, among other companies offering similar services, currently compete with the Company. Most of these competitors have substantially greater financial resources, more extensive experience, and better established research and development, marketing and servicing capabilities than the Company. The Company now competes primarily on the basis of faster delivery and, in its opinion, higher quality.

SUPPLIES AND MATERIALS

         The materials and supplies used to produce the Company's products are obtainable from a wide variety of suppliers. There is not currently, nor has there been in the recent past, a shortage of any of these materials. The Company believes that its current sources of supply are adequate to meet its future needs.

EMPLOYEES

         The Company presently employs twenty-nine (29) full-time people, comprised of five (5) Executives, two (2) in Administrative positions, two (2) in Sales and Marketing, and twenty (20) in Translation. In addition, the Company also uses the services of ten (10) independent contractors as full time tele-workers and uses up to a further sixty (60) freelance and/or independent translators on an as-needed basis. The Company has never had a problem with access to qualified personnel. The Company has entered into written employment agreements with each of Ms. Landgren and Messrs. Charles and Michael Cascio. See "Management Employment Agreements".



                                       28






PROPERTY

         The Company's principal operating facility is located in Haddonfield, New Jersey, where it occupies approximately 3,600 square feet at a monthly rate of $2,875 pursuant to a lease that extends until March, 1998. The Company has another domestic operating facility in Westmont, New Jersey, where it occupies approximately 1,100 square feet at a monthly rate of $1,200 pursuant to a lease that extends until June, 1999. The Company also has an operating facility outside Heidelberg, Germany, where it occupies approximately 1,200 square feet at a monthly rate of $1,000, pursuant to a lease that extends at least until January, 1997. The Company's corporate office is located in Pennsauken, New Jersey, where it occupies approximately 800 square feet at a monthly rate of $666.67 as a tenant at will. The Company believes that all of its facilities are currently adequate and further believes that, if necessary, adequate facilities could be located in the event the Company needs to replace or expand its current facilities. The Company is maximizing the utility of its current facilities by scheduling two or three shifts per day.

LEGAL PROCEEDINGS

         The Company is not a party to, or involved in, any legal proceedings.




                                       29






                                   MANAGEMENT


         The directors and/or executive officers of the Company are as follows:

NAME                              AGE     POSITION
----                              ---     --------

Theodora Landgren                 49      Chairman and Chief Operating Officer
Charles D. Cascio                 57      President, Chief Executive Officer and
                                          Director
Richard J.L. Herson               77      Director and Chief Accounting Officer
Luis M. Garcia-Barrio, Ph.D       52      Vice President/Special Projects
John Wetter                       51      Vice President/Production
Michael C. Cascio, Esq.           31      Secretary and Treasurer
Julius Cherny, Ph.D               59      Director
Gary M. Schlosser                 46      Director


THEODORA LANDGREN has been the Chairman of the Board of Directors and Chief Operating Officer of the Company since January 17, 1996. In addition, she has been Chairman and President of BTS since the founding of that firm in 1984. Prior to starting BTS she studied linguistics and computer programming at several universities including Universities of Denver and Innsbruck (Austria) and USC College of Continuing Education, as well as teaching English to non-English speaking students at the University of Stockholm, Sweden. Ms. Landgren is active in the American Translator's Association (ATA), Society of Technical Communication (STC) where she annually speaks on translation processes, and serves as an elected executive committee member on the board of the Localization Industry Standards Association (LISA). LISA is the leading association and is headquartered in Geneva, Switzerland, dedicated to promoting standards for the computer industries. She also serves as the newly elected president of the Logos User's Group in the United States. Logos, Inc. is the developer of a machine translation system. She is a respected authority on product globalization and has published articles in major magazines on the subject. Ms. Landgren lived many years in Europe prior to opening BTS thereby gaining hands on expertise in multi-lingual product adaptation.


CHARLES D. CASCIO became a Director, President and Chief Executive Officer of the Company in May of 1996. He had previously been engaged by the Company, from inception, as a full time financial consultant. From late 1992 until July 1996 he was Chairman and President of Electro-Kinetic Systems, Inc., a publicly held provider of laboratory testing products. From 1990 to late 1992, Mr. Cascio was employed as a full time marketing and financial consultant to a large privately held development, building and entertainment company located in Southern New Jersey. From 1987 to 1990, he was a full time financial operations and marketing consultant to Drug Screening Systems, Inc., a publicly held manufacturer of drug screening systems to detect the presence of "drugs of abuse," when he sold his interest at a substantial profit. From 1984 to 1987, Mr. Cascio managed a wholly and family owned sporting entertainment and recreational facility, known as the Coliseum, located in Voorhees, N.J., which was sold for a profit in 1987. Mr. Cascio holds a Bachelors Degree in Economics from Iona College and is the father of Michael Cascio.

RICHARD J.L. HERSON was Secretary, Treasurer and a Director of TTGL since inception until February 1, 1996, when he resigned as Secretary and Treasurer and was appointed Chief Accounting Officer. Mr. Herson was previously a General Partner in the firm of Hertz, Herson and Company, CPA's with offices in New York, Boston and Charlotte. He is currently Treasurer of Entrepren Associates, Inc. a consulting firm, and Secretary of the Bruner Foundation, where he is responsible for its investments and accounting operations. He holds a Bachelor's Degree from

                                       30






the City College of New York and an M.S. in Accounting from Columbia University. He has also authored numerous articles and a book on accounting.

LUIS M. GARCIA-BARRIO, Ph.D has been the Vice President/Special Projects of the Company since April 1996. Prior thereto, since January 1991, he held the position of International Production Manager. Dr. Barrio also is the head of Research and Development. Dr. Barrio holds degrees in Linguistics, Education, and the Humanities, including a Masters Degree and Ph.D. from the University of Pennsylvania. He is a certified State and Federal Court interpreter and has served on the faculty as Chairman, Associate Professor and Curriculum Development Administrator of several major universities in both the US and abroad. In addition, he has published over two (2) dozen papers on literature and linguistics.

JOHN WETTER has been Vice President/Production for the Company since April 1996. Since his arrival in July 1995, he has been responsible for the significant increase in the turn around time and quality of the Company's project work by concentrating on increased productivity through computerization and training. From 1989 until June 1995, Mr. Wetter owned and operated Colortech Graphics, Inc., a specialty music printing company. Mr. Wetter holds an MBA in Business from the University of Scranton and has served as an adjunct professor at the University of Vermont.

MICHAEL C. CASCIO, ESQ. is currently the Secretary and Treasurer of the Company. Prior thereto he was President, CEO and a Director of TTGL from inception until May 10, 1996. Mr. M. Cascio is also acting as house counsel to the Company.Since 1995 Mr. M. Cascio practices law in his own firm, The Law Offices of Michael C. Cascio. From 1991 through 1994, he was a litigation associate with several New Jersey law firms including Parker, McCay and Criscuolo. Mr. M. Cascio holds a Juris Doctor from Rutgers University School of Law, and a Bachelor of Arts Degree in History from the University of Delaware. Mr. M. Cascio will only devote a portion of his time to the Company in the beginning as he completes some current obligations and he anticipates devoting more of his time to the Company in the future, on an as-needed basis. Mr. M. Cascio is the son of Charles Cascio.

JULIUS CHERNY, PH.D has been a Director since May 10, 1996. Dr. Cherny is a founder and partner of Mottola, Cherny and Associates, a consulting firm specializing in providing financial, organizational and systems consulting services. Dr. Cherny holds a Ph.D. in accounting and is currently on staff at the NYU Graduate School of Business and previously at the Hagen School of Business at Iona College. Dr. Cherny has held positions as Director, Senior Vice President, and Chief Financial Officer with firms in the securities industry. Dr. Cherny has published numerous papers and authored several books dealing with Finance, Accounting and Advanced Mathematical Theory.

GARY M. SCHLOSSER was appointed a Director in August 1996. Since August 1, 1994, Mr. Schlosser has been the President and a director of Jefferson Bank of New Jersey. From October 1989 through July 1994 he was Executive Vice President of Glendale National Bank of New Jersey and prior thereto, from July 1988, he was President of Glendale Mortgage Services Corporation, a subsidiary of Atlantic Bancorporation. Mr. Schlosser is a member of the Camden County Bankers Association and the South Jersey Security Bankers Association.

BOARD OF DIRECTORS

         Each director is elected at the Company's annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified. At present, the Company's bylaws require no fewer than one director. Currently, there are five directors of the Company. The bylaws permit the Board of Directors to fill any vacancy and the new director may

                                       31






serve until the next annual meeting of stockholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. Other than as indicated above, there are no family relations among any officers or directors of the Company. The officers of the Company, other than Michael Cascio, Esq. and Richard J.L. Herson, devote full time to the business of the Company. See "Certain Transactions." Upon completion of this Offering the Company will establish separate Audit and Compensation Committees. The Audit Committee will consist of Mr. Herson and Dr. Cherny. The Audit Committee will make recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and of the services provided by the Company's independent auditors, and review and evaluate the Company's internal control functions. The Compensation Committee will consist of Ms. Landgren and Mr. Herson. The Compensation
Committee will make recommendations to the Board of Directors concerning compensation for executive officers and consultants of the Company. While the Representative has the right to designate a member to the Board of Directors during the next two years, it has advised the Company that it has no current intent to exercise this right.

                                       32







                             EXECUTIVE COMPENSATION


COMPENSATION OF EXECUTIVES

         From inception (July 7, 1995) through March 31, 1996, the Company paid an aggregate of $99,070 of compensation to all of its executive officers, of which $8,462 was paid to its then chief executive officer, Michael Cascio.

EMPLOYMENT AGREEMENTS

         As of December 7, 1995, the Company entered into formal five year written employment contracts with the Company's Chairman/Chief Operating Officer and its President/Chief Executive Officer for an annual base salary of $104,000 each during each of the five years thereof, plus annual cost of living adjustments. These agreements also (i) contain restrictions on competing with the Company for two years following termination of employment, (ii) provide for severance payments in the event of termination without cause by the Company in an amount equal to the aggregate amount of payments due under the term of the Agreement (without regard to extensions), but in no event less than one year's compensation, (iii) provide that the Company will purchase a life insurance policy naming as beneficiary a person chosen by each officer in an amount equal to 2.5 times such officer's salary and (iv) provide a car or a car allowance. The Company has also entered into an oral agreement with Mr. Herson to pay him an annual compensation of $25,000 to begin following the close of this Offering and a written agreement with Mr. Michael Cascio similar to the above-described contracts, with an annual salary of $40,000.

STOCK OPTION PLAN

         The Board of Directors and stockholders of the Company have adopted a Stock Option Plan (the "Option Plan") as an incentive for, and to encourage share ownership by, the Company's officers, directors and other key employees and/or consultants and potential management of possible future acquired companies. The Option Plan provides that options to purchase a maximum of
2,500,000 shares of Common Stock (subject to adjustment in certain circumstances) may be granted under the Option Plan, 2,200,000 of which shares may not be issued for 18 months from the date of this prospectus, without the consent of the Representative. The Option Plan also allows for the granting of stock appreciation rights ("SARs") in tandem with, or independently of, stock options. Any SARs granted will not be counted against the 2,500,000 limit.

         The purpose of the Option Plan is to make options (both "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualified options) and "stock appreciation rights" (with non-qualified options only) available to certain officers, directors and other key employees and/or consultants of the Company in order to give such individuals a greater personal interest in the success of the Company and, in the case of employees, an added incentive to continue and advance in their employment.

         The Plans are currently administered by the majority vote of a Committee (the "Committee") appointed by the Board of Directors and comprised of at least two members of the Board who, in the case of the Option Plan, are not eligible to receive options, other than pursuant to a formula, it being intended that such plan shall qualify under Rule 16b-3 as promulgated pursuant to the Securities Exchange Act of 1934, as amended. The Committee will designate those persons to receive grants under the Plans and determine the number of shares and/or options, as the case may be, to be granted and the price payable for the shares of Common

                                       33






Stock thereunder. The price payable for the shares of Common Stock under each option will be fixed by the Committee at the time of the grant, but, for incentive stock options, must be not less than 100% (110% if the person granted such option owns more than 10% of the outstanding shares of Common Stock) of the fair market value of Common Stock at the time the option is granted, and 85% of such price for non-qualified stock options. The above notwithstanding, the Company intends shortly to amend the Option Plan so it will conform to the recent revisions of Rule 16b-3.

         There are currently no outstanding stock options. On the date of this Prospectus the Company plans to issue 100,000 options to each of its Chairman and President. Pursuant to agreement with the Representative, the Company will not issue more than an additional 100,000 stock options, for a total of 300,000 stock options, during the 18 months following the date of this Prospectus without the consent of the Representative.

COMPENSATION OF DIRECTORS

         Directors of the Company are not compensated for their services, in that capacity. See "Executive Compensation - Employment Agreements" for descriptions of other agreements between the Company and certain of its directors.



                                       34






                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has entered into Employment Agreements with each of Ms. Theodora Landgren and Messrs. Charles and Michael Cascio, and an oral agreement with Mr. Herson all of whom are executive officers and/or directors. The Company believes the terms of these agreements are within industry norms. See "Executive Compensation - Employment Agreements."

         Peter Landgren (who is fluent in 3 languages) is retained by the Company to perform translation services on an as-needed basis at the standard rate paid for comparable work. During fiscal 1995, Peter Landgren received an aggregate of $24,000. Peter Landgren is the adult son of Theodora Landgren.

         The Company and Dr. Cherny have recently agreed to begin negotiating the terms of an exclusive license agreement or joint venture for the rights to an automated machine translation system for which Dr. Cherny has filed a patent application. See "Business - Research and Development."

         As part of the Company's January 1996 transaction with BTS, as a shareholder of BTS, Ms. Landgren received a pro rata amount of stock in the Company, amounting to 1,355,000 shares of Common Stock, which has since been reduced to 770,000 shares by accounting for her give-back to the Company of 585,000 shares and which will be further reduced to 570,000 shares by the sale by the Underwriters of 200,000 shares on her behalf as part of this Offering.

         As a prerequisite for the Representative entering into this transaction with the Company, it required that not more than 2,452,000 shares of Common Stock be outstanding. In order to meet this limit an aggregate of 1,330,000 shares of Common Stock were returned to the Company by various stockholders including Ms. Landgren (585,000 shares), Mr. Cascio and his family members (600,000 shares) and Mr. Herson (15,000 shares). In an attempt to compensate such people for their loss, on May 24, 1996, the Company granted 100,000 warrants, to each of Ms. Theodora Landgren and Mr. Charles Cascio. These warrants are identical in all respects to the 1,600,000 Warrants being offered by the Company hereby and, while they are being registered herewith, they are subject to restrictions on transferability for 18 months. See "Selling Security Holders."


         It is the Company's policy that all transactions with its officers, directors or stockholders will be made on terms no less favorable to it than those available from unaffiliated parties.


                                       35






                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 9 of the Company's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers, to the full extent permitted by Delaware law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                                       36






         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock, $.001 par value, as of the date hereof and after the Offering by (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company who owns shares and (iii) all directors and executive officers of the Company as a group. As of the date hereof, the Company had 2,452,000 shares of Common Stock outstanding. Unless otherwise indicated, all shares of Common Stock are owned by the individual named as sole record and beneficial owner with exclusive power to vote and dispose of such shares. None of the people listed below owns any other securities of the Company.


                                                                           APPROXIMATE        APPROXIMATE
                                                                           PERCENTAGE         PERCENTAGE
                                                       SHARES               OF CLASS           OF CLASS
                                                        OWNED                BEFORE              AFTER
NAME AND ADDRESS                                    BENEFICIALLY            OFFERING           OFFERING
----------------                                    ------------            --------           --------

Theodora Landgren                                          770,000             31.40%             21.77%(4)
(1)(2)(3)
Charles D. Cascio                                          400,000             16.31%               10.95%
(1)(2)(3)(5)
Michael C. Cascio                                          100,000              4.08%                2.74%
(1)(2)(6)
Richard J.L. Herson                                        115,000              4.69%                3.15%
(1)(2)
All Executive Officers and
  Directors as a Group                                   1,385,000             56.48%               38.61%



(1)      Uses the Company's address at 7703 Maple Avenue, Pennsauken, New Jersey
         08109.

(2) Reflects the return, pursuant to agreement with the Representative, of shares of Common Stock immediately prior to the Company's initial public offering.

(3)      Does  not  include   100,000   Warrants   subject  to  restrictions  on
         transferability for 18 months following the date hereof which are being registered herewith.


(4) Reflects the sale of 200,000 shares of Common Stock in this Offering. Includes an additional 225,000 shares of Common stock held in a voting trust under which she has sole voting control for two years following the date of this Prospectus. Without including such shares, Ms. Landgren will own approximately 15.61% after the Offering. The parties to the Voting Trust Agreement are Mark Schindler, Eugene Stricker, Richard Gray, Donna Gray, Steven Gray, David Gray, Joyce Gray, Alvin Horowitz and Steven Gray as custodian for Samuel and Emily Gray, minor children.


(5) Father of Michael Cascio. Does not include an aggregate of 200,000 shares owned by adult, independent children of Mr. Cascio. Mr. Cascio disclaims beneficial interest in such shares.

(6)      Son of Charles Cascio.



                                       37







                            DESCRIPTION OF SECURITIES

         The Company has authorized capital stock consisting of 15,000,000 shares of Common Stock, par value $.001 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Prospectus, 2,452,000 shares of Common Stock are issued and outstanding.

         The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's Certificate of Incorporation, the Company's Bylaws and Delaware Law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Certificate of Incorporation, Bylaws and state law.

COMMON STOCK

         The holders of Common Stock have no preemptive or subscription rights in later offerings of Common Stock and are entitled to share ratably (i) in such dividends as may be declared by the Board of Directors out of funds legally available for such purpose and (ii) upon liquidation, in all assets of the Company remaining after payment in full of all debts and obligations of the Company and any preferences granted in the future to any preferred stock. The Company has not paid any dividends on the Common Stock.

         Holders of Common Stock are entitled to one vote for each share held and have no cumulative voting rights. Accordingly, the holders of more than 50% of the issued and outstanding shares of Common Stock entitled to vote for election of directors can elect all the directors if they choose to do so. After completion of this Offering, the current stockholders collectively will continue to own more than 50% of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are fully paid and nonassessable and all shares of Common Stock which are the subject of this Offering, when issued, will be fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate of Incorporation without stockholder action.

         Section 203 of the Delaware General Corporation Law provides that if a person acquires 15% or more of the stock of a Delaware corporation, he becomes an "interested stockholder" and may not engage in a "business combination" with that corporation for a period of 3 years. The term "business combination" includes a merger, a sale of assets or a transfer of stock. The 3 year moratorium may be terminated if any of the following conditions are met: (1) the Board of Directors approved the acquisition of stock or the business combination before the person became an interested stockholder, (2) the interested stockholder acquired 85% of the outstanding voting stock, excluding in the determination of outstanding stock is any stock owned by individuals who are officers and directors of the corporation and any stock owned by certain employee stock plans, or (3) the business combination is approved after the person became an interested stockholder by voting stock which is not owned by the interested stockholder. Theodora Landgren owns, either directly or beneficially, 15% or more of the stock of the Company and may be an interested stockholder.

WARRANTS

         The Warrants offered hereby will be issued in registered form under a Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The following summary of the provisions of the Warrants is qualified in its entirety

                                       38






by reference to the Warrant Agreement, a copy of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

         Each Warrant will be separately transferable and will entitle the registered holder thereof to purchase one share of Common Stock at $4.00 per share (subject to adjustment as described below) for a period of three years commencing on the date of this Prospectus. A holder of Warrants may exercise such Warrants by surrendering the certificate evidencing such Warrants to the Warrant Agent, together with the form of election to purchase on the reverse side of such certificate attached thereto properly completed and executed and the payment of the exercise price and any transfer tax. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. See "Underwriting."

         For a holder of a Warrant to exercise the Warrants, there must be a current registration statement on file with the United States Securities and Exchange Commission and various state securities commissions. This Prospectus will become outdated, at the latest, on July 31, 1997. The Company will be required to file post-effective amendment to the registration statement when events require such amendments and to take appropriate action under state securities laws. While it is the Company's intention to file post-effective amendments when necessary and to take appropriate action under state securities laws, there is no assurance that the registration statement will be kept effective or that such appropriate action under state securities laws will be effected. If the registration statement is not kept current for any reason, the Warrants will not be exercisable, and holders thereof may be deprived of value.

         The Company has authorized and reserved for issuance a number of shares of Common Stock sufficient to provide for the exercise of the Warrants. When issued, each share of Common Stock will be fully paid and nonassessable. Warrant holders will not have any voting or other rights as shareholders of the Company unless and until Warrants are exercised and shares issued pursuant thereto. The exercise price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events.

         At any time after 12 months from the date of this Prospectus, unless earlier permitted by the Representative, any or all of the Warrants may be redeemed by the Company at a price of $.25 per Warrant, upon the giving of 30 days written notice and provided that the closing price or bid price of the Common Stock for the twenty (20) preceding trading days has equaled or exceeded the lower of $6.00 or 167% of the then exercise price of the Warrants offered to the public hereby. The right to purchase the Common Stock represented by the Warrants noticed for redemption will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. While the Company may legally be permitted to give notice to redeem the Warrants at a time when a current prospectus is not available thereby leaving the Warrant holders no opportunity to exercise their Warrants prior to redemption, the Company does not intend to redeem the Warrants unless a current prospectus is available at the time of redemption.

         There are currently 340,000 warrants outstanding. Of these warrants, 300,000 were issued by the Company, at no cost, to the persons who participated in the give-back to the Company of shares of Common Stock to satisfy the capitalization requirements set by the Representative, are identical to the Warrants offered by the Company, are held by certain founders of the Company and are subject to an 18 month restriction on transferability unless earlier released by the Representative. The other 40,000 warrants are identical to the Warrants offered by the Company except that each is exercisable at $1.50 per share until January 17, 2001 and they do not have registration rights.

                                       39







PREFERRED STOCK

         The Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.001, without any further vote or action by the stockholders, in one or more series, and to fix the rights, preferences and privileges and qualifications thereof including, without limitation, liquidation preference, voting rights and the limitation or exclusion thereof. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in the control of the Company. There are currently no shares of Preferred Stock outstanding. The Company may issue shares of Preferred Stock as part of an acquisition, however, such issuance is subject to the approval of the Representative for a period of 18 months.

SHARES AVAILABLE FOR FUTURE SALE


         Upon completion of this offering, the Company will have 3,652,000 shares of Common Stock outstanding (3,862,000 shares if the Underwriter's over-allotment option is exercised in full). Of these shares, the 1,400,000 shares sold in this offering (1,610,000 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which will be subject to the limitations of Rule 144 adopted under the Securities Act. In addition, another 482,000 shares of Common Stock held by selling security holders are being registered now which will be freely tradeable in blocs of one-third every six months beginning six months from the date hereof. Except as described below, all of the remaining 1,770,000 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated with an affiliate of the Company), who has owned restricted shares of Common Stock beneficially for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class (approximately 36,500 shares assuming only the existing shares and the shares of Common Stock offered hereby are outstanding) or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. None of the shares of restricted stock presently outstanding will be eligible for resale under Rule 144 prior to July 7, 1997; additionally, the holders of the 1,770,000 shares (officers, directors, founders and their families) have agreed not to make any public sales for a period of two years from the date of this Prospectus, without prior written consent of the Representative.

         Of the 2,452,000 shares of Common Stock currently outstanding, 682,000 are being registered herewith.



                                       40







         As a result of this Offering, an additional 1,600,000 shares of Common Stock (1,840,000 if the Underwriters over-allotment option is exercised) will be subject to issuance pursuant to the exercise of the Warrants offered hereby. In addition, 300,000 warrants currently held by certain founders of the Company are being registered hereby, although without the prior consent of the Representative such warrants and the Common Stock underlying them are restricted from transfer for 18 months.


         As of the date hereof and prior to the Offering, there were 56 record holders of the Common Stock.

DIVIDEND POLICY

         The Company has paid no dividends and does not expect to pay dividends on its Common Stock in the foreseeable future as it intends to retain earnings to finance the growth of its operations.

TRANSFER AGENT

         The Company has engaged American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, to act as Transfer Agent for the Company's Common Stock.

                                       41






                                  UNDERWRITING

         Subject to the terms and conditions contained in the underwriting agreement between the Company and the Underwriters named below, for which Werbel-Roth Securities, Inc. is acting as Representative (a copy of which agreement is filed as an exhibit to the Registration Statement of which this prospectus forms a part), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the number of shares of Common Stock and Warrants set forth opposite its name. All 1,400,000 shares of Common Stock and 1,600,000 Warrants offered must be purchased by the several Underwriters if any are purchased. The shares of Common Stock and Warrants are being offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to approval of certain legal matters by counsel and to certain other conditions.


                                                          NUMBER
       UNDERWRITER                                 OF SHARES   OF WARRANTS
       -----------                                 ---------   -----------

Werbel-Roth Securities, Inc.                         650,000     700,000
Millennium Securities Corp.                          750,000     900,000
         Total                                     1,400,000   1,600,000
                                                   =========   =========


         The Representative has advised the Company that the Underwriters propose to offer the shares of Common Stock and the Warrants to the public at the offering prices set forth on the cover page of this Prospectus and that the Underwriters may allow to certain dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") concessions of $.18 per share of Common Stock and $.0012 per warrant.


         The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 210,000 shares of Common Stock and 240,000 Warrants from it, at the public offering prices less the underwriting discounts set forth on the cover page of this Prospectus. The Underwriters may exercise this option solely to cover over-allotments in the sale of the shares of Common Stock and Warrants offered hereby.


         The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the gross proceeds to the Company of the shares of Common Stock and Warrants sold in the offering (including the over-allotment option).


         The Representative will (i) receive a Warrant solicitation fee equal to 4% of the exercised price of all Warrants it causes to be exercise commencing one year from the date of this prospectus and (ii) enter into a three year consulting agreement with the Company providing for a fee equal to $15,326.67 per annum, payable in full ($45,980) at the closing of this Offering. Also, during the three years beginning on the date hereof, the Representative has the right of first refusal on future transactions by the Company and to act as broker on all Rule 144 sales.


         The underwriting agreement provides for reciprocal indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.


         The Company has agreed to sell to the Representative or its designees, at a price of $250, warrants (the "Representative's Warrants") to purchase 120,000 shares of Common Stock of the Company at an exercise price of $3.90 per share and 160,000 Warrants at an exercise price of $.26 per warrant. Other than a higher exercise price, the redemption feature and no anti-dilution protection for any issuance of securities below the initial offering price of the Company's Securities offered hereby, the Warrants underlying the Representative's Warrants

                                       42






are identical in all respects to the Warrants offered to the public hereby, as to which they will be treated pari passu with the public Warrants. The Warrants issuable upon exercise of the Representative's Warrants will entitle the holder to purchase shares of Common Stock at a price of $5.20 per share or 130% of the then exercise price of the Warrants offered to the public hereby, for a period of three years commencing on the date hereof. The Representative's Warrants will not be transferable for one year from the date hereof except to officers and partners of the Underwriters or members of the selling group and are exercisable during the four year period commencing one year from the date of this Prospectus. Any profit realized upon any resale of the Representative's Warrants or upon any sale of the underlying securities thereof may be deemed to be additional underwriter's compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the Representative's Warrant and the underlying securities under the Securities Act at its expense on one occasion during the five years following the date of this Prospectus and at the expense of the holders thereof on another occasion, upon the request of a majority of the holders thereof. The Company has also agreed to "piggy-back" registration rights for the holders of the Representative's Stock Warrants and the Representative's Warrants and the underlying securities at the Company's expense during the seven years following the date of this Prospectus.


         The Company has also agreed, for a period of two years from the date of this Prospectus, if so requested by the Representative, to nominate and use its best efforts to elect a designee of the Representative as a director of the Company or, at the Representative's option, as a non-voting advisor to the Company's Board of Directors. The Representative has not yet exercised its right to designate such a person.

         The Company has agreed, in connection with the exercise of the Warrants pursuant to solicitation (commencing one year from the date of this Prospectus), to pay to the Representative a fee of four percent of the exercise price for each Warrant exercised, provided however, that the Representative will not be entitled to received such compensation in Warrant exercise transactions in which
(i) the market price of Common Stock at the time of the exercise is lower than the exercise price of the Warrants, (ii) the Warrants are held in any discretionary account; (iii) disclosure of compensation arrangements is not made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of Warrants at the time of exercise; (iv) the exercise of the Warrants is unsolicited; or (v) the transaction was in violation of Rule 10b-6 promulgated under the Exchange Act.

         The Company has agreed with the Representative that for a period of 18 months from the date of this Prospectus, the Company will not sell or otherwise issue any securities of the Company except as contemplated by this Prospectus or pursuant to employee benefit plans without the prior written consent of the Representative.

         The Underwriters have informed the Company that they do not expect sales of shares of Common Stock to be made to discretionary accounts to exceed 2% of the shares of Common Stock offered hereby.

PRICING OF THE OFFERING

         Prior to this offering, there has been no public trading market for any of the Company's securities. Consequently, the initial offering prices of the shares of Common Stock and Warrants have been determined by negotiations between the Company and the Representative. Among the factors considered in determining the offering prices were the Company's financial condition and prospects, the industry in which the Company is engaged, certain financial and operating

                                       43






information of companies engaged in activities similar to those of the Company and the general market condition of the securities markets. Such prices do not necessarily bear any relationship to any established standard or criteria of value based upon assets, earnings, book value or other objective measures.

                            SELLING SECURITY HOLDERS



         The Company is registering the shares of Common Stock (the "Reoffer Shares") purchased by investors in the Company's January 1996 private placement offering (the "Selling Stockholders") and 300,000 warrants and the underlying Common Stock. These warrants and the underlying Common Stock are restricted from transfer for 18 months, without the prior consent of the Representative. Other than the minimal incremental costs of preparing this Prospectus and a registration fee to the SEC, the Company is not paying any costs relating to the sales by the Selling Stockholders. The following disclosure regarding Reoffer Shares and Selling Stockholders is also applicable to these warrants, their underlying Common Stock and the warrant holders.


         Each of the Selling Stockholders may be deemed to be an "underwriter" of the Company's Common Stock offered hereby, as that term is defined under the Act. Each of the Selling Stockholders may sell the Reoffer Shares from time to time for his own account in the open market at the prices prevailing therein, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of the Reoffer Shares by the Selling Stockholders will inure entirely to their benefit and not to that of the Company.

         None of the Selling Stockholders has held any position or office, or had any material relationship with the Company or any of its predecessors or affiliates within the last three years, and none of the Selling Stockholders will own any of the outstanding Common Stock of the Company after completion of the offering of such shares. However, the selling warrant holders all currently own at least 1% of the outstanding Common Stock and two of them are executive officers.

         The Selling Stockholders have advised the Company that their Reoffer Shares may be offered for sale from time to time by them in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they are required to deliver a current prospectus in connection with the offer or sale of the Reoffer Shares. In the absence of a current prospectus, these shares may not be sold publicly without restriction unless held for three years, or after two years subject to volume limitations and satisfaction of other conditions. The Selling Stockholders have been advised that Rules 10b-6 and 10b-7 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of Reoffer Shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

         The Selling Stockholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of the Reoffer Shares as principal might be deemed to be underwriting discounts and commissions under the Act.

         Any sale of Reoffer Shares by Selling Stockholders through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Rule 10b-6, then such broker-dealers might be required to cease making a market in the

                                       44






Company's equity securities for either two or nine trading days prior to, and until the completion of, such activity.


         Included in the 1.3 million shares of Common Stock being offered herein by the Underwriters are 200,000 shares owned by Ms. Theodora Landgren, the Chairman, Chief Operating Officer and a Director of the Company. After the Offering, Ms. Landgren will directly own 550,000 shares representing 15.60% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


                                  LEGAL MATTERS


         The validity of the issuance of the Units offered hereby will be passed upon for the Company by the law firm of Heller, Horowitz & Feit, P.C., New York, New York. The law firms of Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida and Beckman & Millman, P.C., New York, New York will pass on certain aspects of this Offering on behalf of the Underwriters.


         Irving Rothstein, Esq. is associated with the law firm of Heller, Horowitz & Feit, P.C., counsel to the Company. On January 16, 1996, Mr. Rothstein was appointed an Assistant Secretary of the Company. This is purely an administrative position and Mr. Rothstein was appointed solely to assist, and to ease the burdens of, the executive officers of the Company in the execution of various documents and/or certificates on behalf of the Company. Neither Mr. Rothstein nor his law firm receive any additional compensation for these efforts.


                                     EXPERTS

         The audited financial statements of the Company as of March 31, 1995 and 1996 and for the fiscal years then ended are included herein and in the registration statement in reliance upon the report of Votta and Company independent certified accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                       45





                          INDEPENDENT AUDITORS' REPORT





      To the Stockholders of
      The Translation Group, LTD

      We have audited the accompanying balance sheets of THE TRANSLATION GROUP, LTD. and its consolidated subsidiary at March 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for both of the years in the two year period ended March 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of The Translation Group, Ltd. and its subsidiary at March 31, 1996 and 1995, and the results of their operations, stockholders' equity and their cash flows for each of the years in the two year period ended March 31, 1996, in conformity with generally accepted accounting principles.

      As discussed in Notes 1, 2 and 3 to the consolidated  financial statements
      the  consolidated   financial  data  reflect  the  result  of  a  business
      combination merger, accounted for as a recapitalization.




      Votta & Company

      Haddonfield, New Jersey
      May 1, 1996
      (July 1, 1996 as to Note 17)








                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1996 AND 1995
                           AUGUST 31, 1996 (UNAUDITED)


                                                                                              AUGUST 31,
                                                          MARCH 31,         MARCH 31,             1996
                                                              1996              1995          (UNAUDITED)
                                                              ----              ----          -----------
      ASSETS:
      Current assets:
         Cash and cash equivalents (Note 2)                $530,340            $2,238         $268,822
         Accounts receivable, net of allowance for
         doubtful accounts of $20,000, $65,000,
         and $7000 respectively (Notes 2 and 4)             642,481           325,665          969,473
         Prepaid rent (Note 12)                                                31,625
         Deferred offering costs (Note 19)                   34,540                            155,937
                                                          ---------           -------      -----------

      Total current assets                                1,207,361           359,528        1,394,232
                                                          ---------           -------      -----------

      Property and equipment (Notes 2 and 15)               362,178           165,429          406,524
         Less: accumulated depreciation and amortization   (189,466)         (114,715)        (220,776)
                                                         -----------         ---------    -------------
      Net property and equipment                            172,712            50,714          185,748
                                                         ----------         ---------     ------------

      Other assets (Note 8)                                  58,759            16,501           56,597
                                                        -----------         ---------    -------------

      TOTAL ASSETS                                       $1,438,832          $426,743       $1,636,577
                                                         ===========         ========       ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY:

      Current liabilities:
         Accounts payable                               $    55,834         $  22,008       $  130,210
         Accrued liabilities                                 26,000            23,870            8,590
         Accrued income taxes (Notes 2 and 16)              115,000             7,882
         Deferred income taxes (Notes 2 and 16)             233,394           115,794          339,394
         Line of credit (Note 6)                                               40,000
         Notes payable (Note 7)                                                23,056
                                                        -----------         ---------    -------------

      Total current liabilities                             430,228           232,610          478,194
                                                         -----------        ---------     ------------

      Stockholders' equity:
         Common stock (Notes 3,9,10,11,17 and 19):
         $1 par value, 1000 shares authorized,
         50 outstanding                                                            50
         $.001 par value, 5,000,000 shares authorized
         3,782,000 outstanding                                3,782                              3,782
         Preferred stock, $.001 par value,
         1,000,000 authorized,
         none outstanding (Note 14)
         Additional paid in capital (Notes 3, 9 and 10)     462,868                            462,868
         Retained earnings                                  541,954           194,083          691,733
                                                          ---------          --------     ------------
      Total stockholders' equity                          1,008,604           194,133        1,158,383
                                                          ---------          --------      -----------

      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                               $1,438,832          $426,743       $1,636,577
                                                         ===========         ========       ==========


See accompanying notes to consolidated financial statements


                                      F-1


                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED MARCH 31, 1996 AND 1995
                        AND THE FIVE MONTH PERIODS ENDED
                      AUGUST 31, 1996 AND 1995 (UNAUDITED)



                                                                          AUGUST 31,       AUGUST 31,
                                        MARCH 31,        MARCH 31,           1996              1995
                                          1996              1995          (UNAUDITED)      (UNAUDITED)
                                          ----              ----          ----------       ----------


      Revenue (Notes 2, 3 and 5)        $2,586,306       $2,149,135        $1,468,937       $1,104,186
      Cost of services provided          1,738,648        1,719,100         1,063,752          689,935
                                       -----------      -----------       -----------     ------------

      Gross profit                         847,658          430,035           405,185          414,251


      Selling, general and
      administration expense               189,429          244,290           117,714           90,214
      Depreciation and amortization
      (Notes 2 and 15)                      74,751           55,337            31,310           31,200
                                      ------------     ------------      ------------     ------------

      Operating income                     583,478          130,408           256,161          292,837
                                       -----------      -----------       -----------      -----------

      Non-operating income (expense)
      Other income                             220              696             1,544
      Interest expense (Notes 6 and 7)      (3,227)          (3,566)                0           (1,990)
                                      -------------    -------------  ---------------     -------------
                                            (3,007)          (2,870)            1,544           (1,990)
                                      ------------     -------------     ------------     -------------

      Income before income taxes           580,471          127,538           257,705          290,847

      Provision for income taxes
      (Notes 2 and 16)                     232,600           69,852           107,926          116,400
                                         ---------       ----------         ---------       ----------

      Net income (Note 3)                $ 347,871        $  57,686        $  149,779      $   174,447
                                          ========         ========         =========       ==========



      Net income per common share
      outstanding (Note 2)                    $.18             $.04              $.04             $.11
                                              ====             ====              ====             ====

      Weighted average shares
      outstanding
      (Notes 2, 3, 9, 10 and 11)         1,964,400        1,510,000         3,782,000        1,510,000
                                         =========        =========         =========        =========


See accompanying notes to consolidated financial statements


                                      F-2





                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEAR ENDED MARCH 31, 1996 AND 1995
                        AND THE FIVE MONTH PERIODS ENDED
                       AUGUST 31, 1996 AND 1995(UNAUDITED)


                                                                          AUGUST 31,        AUGUST 31,
                                        MARCH 31,        MARCH 31,           1996              1995
                                          1996              1995          (UNAUDITED)      (UNAUDITED)
                                          ----              ----          ----------       ----------

      CASH FLOWS PROVIDED BY
      OPERATING ACTIVITIES:


         Net income                         $347,871          $57,686          $149,779          $174,447

         Depreciation and amortization        74,751           55,337            31,310            31,200

      CHANGE IN OPERATING ASSETS
      AND LIABILITIES:
         Accounts receivable                (316,816)        (  9,073)         (326,992)         (148,609)
         Prepaid rent                         31,625          (31,625)            2,162            14,125
         Other assets                      (  42,258)         (15,151)            2,162           (10,568)
         Accounts payable                     33,826          (76,708)           74,376            49,799
         Accrued liabilities                   2,130         (  2,350)          (17,410)             (714)
         Accrued income taxes                107,118            7,882          (115,000)          121,337
         Deferred income taxes               117,600           35,329           106,000            (4,937)
                                             -------        ---------         ---------        -----------

      Net cash flows provided by
      operating activities                   355,847           21,327           (95,775)          226,080
                                             -------        ---------        -----------         --------

      CASH FLOWS (USED FOR)
      INVESTING ACTIVITIES
      Purchase of property and equipment    (196,749)         (54,975)          (44,346)         (103,045)
                                            ---------       ----------       -----------         ---------
      CASH FLOWS PROVIDED BY
      FINANCING ACTIVITIES:
         Issuance of common stock            446,600
         Deferred offering costs             (34,540)                          (121,397)
         Net borrowings (payments) under
         line of credit                       40,000           40,000
         Payment on long-term debt            (3,056)       (   1,223)                            (33,294)
                                           ----------        ---------         ---------         ----------
      Net cash flows provided by
      (used in) financing activities         369,004           38,777          (121,397)          (33,294)
                                             -------           ------          ---------          --------
      Net increase in cash and
      cash equivalents                       528,102            5,129          (261,518)           89,741

      Cash and cash equivalents,
      beginning of year                        2,238        (   2,891)          530,340             2,238
                                           ---------        ----------          -------          --------
      Cash and cash equivalents,
      end of year                           $530,340         $  2,238          $268,822           $91,979
                                             =======          =======           =======            ======

      SUPPLEMENTAL INFORMATION:
      Cash paid during the year for:

           Interest                        $   3,227          $ 3,556        $        0           $ 2,238
                                            ========           ======        ==========            ======
           Taxes                           $   8,933          $ 9,725        $    5,069           $ 4,900
                                           =========          =======        ==========           =======


See accompanying notes to consolidated financial statements


                                      F-3







                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1996 AND 1995
                           AUGUST 31, 1996 (UNAUDITED)



                                                                                                   TOTAL
                                           COMMON        COMMON        PAID-IN       RETAINED      STOCKHOLDERS'
                                           SHARES        STOCK         CAPITAL       EARNINGS      EQUITY
                                           ------        -----         -------       --------      ------

YEAR ENDED MARCH 31, 1995:
--------------------------

Balance March 31, 1994                         50            50           ---        $136,397      $136,447


Net Income March 31, 1995                     ---           ---           ---          57,686        57,686
                                           ------        ------        ------        --------      --------

Balance at March 31, 1995                      50            50           ---         194,083       194,083


YEAR ENDED MARCH 31, 1996:
--------------------------

Formation of TTGL                       1,770,000         1,770                           ---         1,770

Conversion of note                         20,000            20        19,980             ---        20,000

Recapitalization                        1,510,000         1,510        (1,460)            ---            50

BTS shares acquired                           (50)          (50)          ---             ---           (50)

Private Placement                         482,000           482       444,348             ---       444,830

Net income - March 31, 1996                   ---           ---           ---         347,871       347,871
                                           ------        ------        ------        --------      --------

Balance at March 31, 1996               3,782,000         3,782       462,868         541,954     1,088,604


FIVE MONTHS ENDED AUGUST
31, 1996 (unaudited):                         ---           ---           ---         149,779       149,779
---------------------                      ------        ------        ------        --------      --------


Balance at August 31, 1996              3,782,000        $3,782      $462,868        $691,733    $1,158,383
                                        =========        ======      ========        ========    ==========


See accompanying notes to consolidated financial statements


                                      F-4




                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      NOTE 1 - THE COMPANY
      --------------------

      DESCRIPTION OF COMPANY
      ----------------------

      The Translation Group, LTD (TTGL) was incorporated in the State of Delaware on July 6, 1995, specifically to acquire 100% of the issued and outstanding shares of the Bureau of Translation Services, Inc. (BTS). BTS was incorporated in 1984 in the State of Pennsylvania and is presently located in Haddonfield, New Jersey.

      TTGL with its wholly owned subsidiary BTS (the Company) translate and localize documents and software into various languages. Localizing is translating so that the result is reader friendly using local dialect. The Company provides services to a range of industries with a concentration in information technology companies.


      NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ---------------------------------------------------

      PRINCIPLES OF CONSOLIDATION
      ---------------------------


      THe consolidated financial statements include the accounts of TTGL and BTS. The acquisition is being accounted for as a recapitalization of BTS as of January 17, 1996. Accordingly the consolidated financial statements include the results of operations of BTS for all periods reported upon and the results of operations of TTGL from January 17, 1996.


      Preparation of the consolidated financial statements in conformity with generally accepted accounting principals requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION
      -------------------



      Revenues are recognized on the accrual method of accounting upon billing to customers. Customers are billed upon completion of project milestones which are defined at the beginning of the projects.




                                      F-5

                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      MARKETING AND ADVERTISING
      -------------------------

      The Company adopted the American Institute of Certified Public Accountants Statement of Position (SOP) 93-7, Reporting on Advertising Cost. In accordance with SOP 93-7, the Company expenses marketing and advertising costs as incurred. Marketing and advertising expense for each of the years ended March 31, 1996 and 1995 approximated $53,000.

      FOREIGN CURRENCY TRANSACTIONS
      -----------------------------


      Assets and liabilities of foreign operations of the Company's German office are translated at end of period rates of exchange. Income, expense and cash flows are translated at weighted average rates of exchange for the period. The results of foreign operations are immaterial to the financial statements taken as a whole.

      The Company occasionally entered into foreign currency forward exchange contracts as hedges to limit the effect of exchange rate fluctuations. At March 31, 1996, the Company had no foreign currency exchange contracts in effect. As of March 31, 1995, approximately $55,000 of foreign exchange contracts were outstanding, denominated in Japanese Yen.

      Gains and losses from exchange rate fluctuations were immaterial for the years ended March 31, 1996 and 1995.


      FISCAL YEAR
      -----------

      The Company's fiscal year ends on March 31.

      UNAUDITED INTERIM
      -----------------

      The financial statements as of August 31, 1996 and for the five months ended August 31, 1996 and 1995 are unaudited. In the opinion of management, all adjustments consisting only of normal recurring items considered necessary for a fair presentation have been included.

      CASH AND CASH EQUIVALENTS
      -------------------------

      Cash includes demand deposits, certificates of deposits and cash equivalents, which are highly liquid investments with a maturity of three months or less when purchased. Because of the short maturity of these instruments, the carrying amount is a reasonable estimate of fair value.



                                      F-6


                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      PROPERTY AND EQUIPMENT
      ----------------------

      Property and equipment are stated at cost and consisted of the following:



                                                                        AUGUST
                                         March 31,       March 31,     31,1996
                                           1995            1996      (UNAUDITED)
                                           ----            ----      -----------

          Furniture and fixtures         $ 26,174        $  15,366      $ 33,850
          Computer equipment              221,212          126,600       250,254
          Software                        114,792           23,463       122,420
                                         --------        ---------      --------
             Total                       $362,178        $ 165,429      $406,524
                                         ========        =========      ========






      Depreciation and software amortization is computed using an accelerated method over the estimated useful lives of the assets.

      For the years ended March 31, 1996 and 1995, depreciation and amortization expense was $74,751 and $55,337 respectively. For the five months ended August 31, 1996 depreciation expense was $31,310 (unaudited).

      INCOME TAXES
      ------------

      Deferred income tax assets and liabilities are determined in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), and result from revenues and expenses being recognized in different time periods for financial reporting purposes than for income tax purposes. Under SFAS No. 109, deferred income taxes arise from temporary differences and carryforwards which are tax effected at the enacted tax rates and subsequently adjusted for changes in tax laws and rates. Deferred income tax assets and liabilities are classified as current or non-current based upon the financial reporting classification of assets and liabilities to which they relate.

      RESEARCH AND DEVELOPMENT
      ------------------------

      Research and development cost are charged to operations when incurred.



                                      F-7


                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      EARNINGS PER COMMON SHARE
      -------------------------


      In calculating average earnings per common share, the following weighted average shares outstanding were used:




                                MARCH 31, 1996       MARCH 31, 1995     AUGUST 31, 1996        AUGUST 31, 1995
                                --------------       --------------     ---------------        ---------------
                                                                          (UNAUDITED)            (UNAUDITED)
                                                                          -----------            -----------
      TTGL SHARES ISSUED
      TO BTS SHAREHOLDERS         1,510,000            1,510,000         1,510,000               1,510,000

      TTGL SHARES
      (2,272,000) ISSUED FOR
      PERIOD AFTER MERGER           454,400                  0.0         2,272,000                     0.0
                                  ---------            ---------         ---------               ---------
      TOTAL                       1,964,400            1,510,000         3,782,000               1,510,000
                                  =========            =========         =========               =========



      NOTE 3 - BUSINESS COMBINATION MERGER
      ------------------------------------


      On January 17,  1996,  pursuant to the terms of an  Agreement  and Plan of
      Reorganization,   dated  December  7,  1995,  TTGL  completed  a  business
      combination merger transaction, with BTS, a provider of translation services. The business combination merger was effected by the exchange of 1,510,000 of TTGL common shares for all the issued and outstanding common shares of BTS. TTGL had no significant operations prior to the merger. Concurrent with the merger, TTGL issued 482,000 shares pursuant to a private placement offer (Note 9).

      For financial reporting purposes, the above acquisition is accounted for as a recapitalization of BTS. All financial information prior to the merger reflect the results of operations of BTS only. Subsequent to the merger, the financial statements reflect the consolidated results of operations of TTGL and BTS. For the year ended March 31, 1996, the consolidated results of operations of the companies consisted of the following:


                                           TTGL                           BTS
                                           ----                           ---
               Revenue                        -0-                   $ 2,586,306
                                        =========                   ===========
               Net Income(Loss)         $( 1,562 )                  $   349,433
                                        =========                   ===========



                                      F-8


                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      NOTE 4 - FINANCIAL INSTRUMENTS
      ------------------------------

      CREDIT RISK
      -----------

      Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion across different geographic areas of the Company's customer base. As of March 31, 1996 and 1995, the Company had no significant concentrations of credit risk with regards to its accounts receivable.

      NOTE 5 - SIGNIFICANT CUSTOMERS
      ------------------------------

      For the year ended March 31, 1996, two customers represented 37% of the Company's revenue. For the year ended March 31, 1995, two customers represented 71% of the Company's revenue. For the years ended March 31, 1996 and 1995, the Company generated approximately eighty percent (80%) of its revenue from information technology companies (i.e. computer industry).


      For the five month period ended August 31, 1996, four customers represented 73% of the company's revenue. For the five month period ended August 31, 1995, three customers represented 50% of the Company's revenue.

      For the years ended March 31, 1996 and 1995, 29% and 48%, respectively, of the Company's revenues were to foreign markets. For the five month period ended August 31, 1996 and 1995, 34% and 30%, respectively, of the Company's revenues were to foreign markets


      NOTE 6 - LINE OF CREDIT
      -----------------------

      The Company maintains and periodically amends or replaces a revolving credit line agreement with a commercial bank that is used to finance working capital requirements. The maximum amount of funds available to the Company from the credit line is $40,000, with an interest rate at the bank's prime rate plus 1.5%. The credit line is secured by the Company's accounts receivable and equipment and personally secured by the president of BTS. The prime rate at March 31,1996 and 1995 was 8.25 percent and 6.00 percent respectively.

      At March 31, 1996 and 1995, the amount outstanding on the Company's line of credit was zero and $40,000 respectively.


                                      F-9





                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      NOTE 7 - NOTES PAYABLE

      Outstanding debt at March 31, 1996 and 1995 consisted of the following:

                                                                                     August 31,1996
                                                  1996                  1995             (unaudited)
                                                  ----                  ----             -----------
      Note  payable to a bank,
      term of sixty  months,
      interest  rate of 9.50%,
      monthly payments of $525
      through January, 1998,
      secured by
      computer equipment                        $ -0-            $20,178                  $ -0-

      Note payable to a bank,
      term of twenty-four months,
      interest rate of 10%,
      monthly payments of $231,
      through April, 1996,
      secured by computer equipment               -0-              2,878                    -0-
                                                 ----            -------                   ----
                         Total debt              $-0-           $ 23,056                   $-0-
                                                  ===            =======                    ===


      NOTE 8 - RELATED PARTY TRANSACTIONS
      -----------------------------------

      Other assets include a loan to an officer of the Company at March 31, 1996 and 1995, in the amounts of $35,000 and $12,000 respectively, and at August 31, 1996 of $40,600 (unaudited).

      NOTE 9 - PRIVATE PLACEMENT OFFERING
      -----------------------------------

      On January 17, 1996, the Company completed a private placement offering without registration under the Securities Act of 1933 in reliance on the exemption by Regulation D, of its common stock, whereas it issued 482,000 shares of common stock for $1.25 per share. The cost of the stock issuance of approximately $157,700, is treated as a reduction of shareholder's equity.


                                      F-10



                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      NOTE 10 - WARRANTS
      ------------------

      On January 17, 1996. upon the close of the business combination merger (Note 3) and the private placement offering (Note 9), stock warrants were issued to the Placement Agent to purchase 40,000 shares of the Company.

      Each warrant entitles the registered holder to purchase one share of the Company's common stock at $1.50 per share for a period of five years commencing six months after issuance. Warrant holders do not have any voting rights or other rights as shareholders of the Company unless and until the Warrants are exercised and shares issued pursuant thereto.

      NOTE 11 - STOCK OPTIONS
      -----------------------

      On November 29, 1995 TTGL adopted a Stock Option Plan (Plan). Under the Plan, 2,500,000 shares of the Company's Common Stock are reserved for issuance upon the exercise of options. Options granted under the Plan may be either (i) options intended to constitute incentive stock options under
      Section 422A of the Internal Revenue Code of 1986, as amended, or (ii) non-qualified stock options may be granted under the Plan to employees (including officers and directors who are employees) of the Company or a subsidiary corporation thereof on the date of the grant.

      For incentive stock options the exercise price is the fair market value of the Common Stock on the date of the grant. Non-qualified options may not have an exercise price of less than 50% of the fair market value of a share of the Company's Common Stock on the date the option is granted.

      Options granted under the Plan will expire not more than ten years from the date of the grant.

      Additionally, under the Plan, participants may be granted stock appreciation rights. These rights consists of rights to receive either cash or shares of Common Stock equal to the amount by which shares of Common Stock on the date the stock appreciation right is exercised exceeds the per share option price.


                                      F-11




                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



      NOTE 12 - COMMITMENTS
      ---------------------

      The Company routinely enters into non-cancelable lease arrangements for premises used in the normal course of business. Future minimum obligations under lease commitments in effect at March 31, 1996 and 1995 are approximately $74,000 per year. The majority of these leases are due to expire by March 31, 1999. In February 1995, BTS relocated its corporate operations. Upon relocating, BTS voluntarily paid its monthly operating lease obligation for one year in advance.

      The Company also periodically rents locations to house translators. These are temporary commitments. Additionally, the Company has operating leases on office equipment, which are immaterial in nature. Rent expense under operating leases for the period ended March 31, 1996 and 1995 was approximately $68,000 and $80,000, respectively.

      NOTE 13 - EMPLOYMENT AGREEMENTS
      -------------------------------

      On January 17, 1996, pursuant to an agreement dated December 7, 1995, the Company entered into employment and consulting agreements with officers of the Company and other individuals. Expenses under these agreements approximate $273,000 per year, through the year 2001.

      NOTE 14 - PREFERRED STOCK
      -------------------------

      The Company's Board of Directors is authorized to issue up to 1,000,000 shares of Preferred Stock without further vote or action by the stockholders, in one or more series, and fix the rights, preferences and privileges and qualifications thereof including, without limitation, liquidation preference, voting rights and the limitation or exclusion thereof. No preferred shares are outstanding and the Company has no current plan to issue any such shares.

      NOTE 15 - LICENSING AGREEMENT
      -----------------------------

      Effective May 24, 1995, BTS entered into an agreement with a German company, whereby BTS acquired license rights to a software product known as KEYTERM. KEYTERM is a concept-oriented database for developing and maintaining glossaries. The agreement requires BTS to assume contract rights with existing KEYTERM customers in Germany and France and to have exclusive North American marketing rights.


                                      F-12



                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      The KEYTERM software cost approximately $75,000, and is capitalized in the Consolidated Balance Sheet under property and equipment. Amortization expense of KEYTERM, included in depreciation expense, approximated $12,000 for the year ended March 31,1996.

      NOTE 16 - INCOME TAXES
      ----------------------

      The provisions for current and deferred income tax expense for the years ending March 31, 1996 and 1995 consist of the following:


                                         March 31,        March 31,           August
                                           1996             1995               1996
                                                                            (unaudited)
                                         ---------        ---------          ---------
          Current:

          Federal                        $  88,000        $  17,990          $      -0-
          State                             26,556            8,651                 -0-
                                         ---------        ---------          ---------
                                           114,556           26,641                 -0-
                                         ---------        ---------          ---------

          Deferred:
          Federal                           92,217           34,343             92,464
          State                             25,827            8,868             15,462
                                         ---------        ---------          ---------
                                           118,044           43,211            107,926
                                         ---------        ---------          ---------
                                         $ 232,600        $  69,852          $ 107,926
                                         =========        =========          =========

      Components of Deferred
      Tax Assets and Liabilities:

      Accounts Receivable                $ 257,136        $ 130,266          $ 387,789
      Accounts payable and
      Accrued liabilities                 ( 23,742)         (14,472)           (48,395)
                                         ---------        ---------          ---------
                                         $ 233,394        $ 115,794          $ 339,394
                                         =========        =========          =========

      Reconciliation of effective income tax rate:

      Federal income tax rate                 34.0%            34.0%              34.0%
      State taxes, net of
      Federal income tax benefit               6.0%             6.0%               6.0%
      Tax effect of non-deductible
      expenses                                  --             15.0%               1.8%
                                              -----           -----               ----
                                              40.0%            55.0%              41.8%
                                             ======            =====              =====

                                      F-13



                           THE TRANSLATION GROUP, LTD.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


      NOTE 17 - VOTING CONTROL
      ------------------------

      As of March 31, 1996, Ms. Theodora Landgren, Chairperson of the Board of Directors and Chief Operating Officer of the Company controls approximately eighty percent (80%) of the Company's outstanding voting common stock and accordingly controls the Company's affairs.

      If the Company is successful in its Initial Public Offering (see Note 19), Ms. Landgren will have sole voting control of the Company `s majority voting stock for up to two years after the Initial Public Offering.

      NOTE 18 - STATEMENT OF CASH FLOWS
      ---------------------------------


      As part of the private placement offering (NOTE 9), the Company converted a $20,000 note payable into 20 shares of common stock in a non-cash transaction.


      NOTE 19 - SUBSEQUENT EVENTS
      ---------------------------


      It is anticipated that the Company will attempt to offer up to 1 million of its common voting shares in an Initial Public Offering during 1996. There can be no assurance that the Company's initial public offering will be successful.


      Deferred offering costs of approximately $35,000 relating to the initial public offering are included in current assets as of March 31, 1996. If the initial public offering is successful, these cost will be offset against the proceeds of the offering. If the offering is not successful, these cost will be expensed.


                                      F-14





NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Additional Information.....................................................   3
Prospectus Summary.........................................................   4
Risk Factors...............................................................   9
Management's Discussion and Analysis of Financial Conditions and
     Results of Operations.................................................  17
Dilution...................................................................  20
Use of Proceeds............................................................  21
Capitalization.............................................................  22
Business...................................................................  23
Management.................................................................  30
Executive Compensation.....................................................  33
Certain Relationships and Related Transactions.............................  35
Disclosure of Commission Position on Indemnification For
     Securities Act Liability..............................................  36
Security Ownership of Certain Beneficial Owners and Management.............  37
Description of Securities..................................................  38
Underwriting...............................................................  42
Selling Security Holders...................................................  44
Legal Matters..............................................................  45
Experts....................................................................  45
Index to Financial Statements..............................................

UNTIL , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.





                        1,400,000 SHARES OF COMMON STOCK
                        AND 1,600,000 REDEEMABLE COMMON
                                 STOCK WARRANTS





                          THE TRANSLATION GROUP, LTD.



                                   PROSPECTUS



                          WERBEL-ROTH SECURITIES, INC.



                          MILLENNIUM SECURITIES CORP.



                                     ,1996











                                                    [ALTERNATE PROSPECTUS PAGES]



                              SUBJECT TO COMPLETION


                             DATED NOVEMBER 14, 1996


                                -----------------
                           THE TRANSLATION GROUP, LTD.
                             ----------------------
                         482,000 SHARES OF COMMON STOCK
                300,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                     300,000 SHARES UNDERLYING THE WARRANTS

         This Prospectus covers the offer and proposed sale of 482,000 shares of Common Stock, $.001 par value (the "Common Stock") of The Translation Group, Ltd. (the "Company") and 300,000 Common Stock Purchase Warrants (the "Private Warrants" and collectively with the 482,000 shares of Common Stock and the 300,000 shares of Common Stock underlying the Private Warrants, the "Securities"), each of which, upon exercise, entitles the owner thereof to purchase one share of Common Stock during the three years following the date hereof at a price of $4.00 per share. Beginning one year from the date hereof unless earlier permitted by the Representative (as defined below), the Private Warrants may be redeemed, at a price of $.25 per warrant, upon written notice of not less than thirty days provided that the closing price for the Common Stock has been at least $6.00 per share for a period of twenty consecutive trading days ending on the 3rd day prior to the day the Company gives notice, as reported on the principal exchange on which the Common Stock is traded.
Application for listing has been made to, and the Common Stock and Private Warrants are expected to trade separately on, the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") as small cap issues under the symbols THEO and THEOW, respectively. Prior to this offering, there has been no public market for the Common Stock or the Warrants and no assurance can be given that any such market will develop, or if developed, will be sustained. See "Description of Securities."


         The shares of Common Stock offered hereby are restricted from transfer for six months from the date hereof at which time one-third of such shares will become freely transferable with one-half of the remaining shares becoming freely transferable six months thereafter and the balance six months thereafter. The holders of the Private Warrants have agreed not to transfer the warrants or the underlying Common Stock for eighteen months from the date of this Prospectus without the consent of the Representative. The proceeds from the sale of the Securities will not inure to the benefit of the Company, but rather to such holders (the "Selling Securityholders"). See "Selling Security Holders."

         Simultaneously herewith, the Company is offering, as part of its initial public offering (the "IPO"), 1,200,000 shares of Common Stock and its Chairman and Chief Operating Officer is offering an additional 200,000 shares for an aggregate of 1.3 million shares of Common Stock at a price of $3.00 per share, and 1,600,000 Redeemable Common Stock Purchase Warrants (the "IPO Warrants" and collectively with the Private Warrants, the "Warrants").
All of the Warrants contain identical terms.


         The offering price of the Common Stock in the IPO and the exercise price of the Warrants have been arbitrarily determined by the Company and Werbel-Roth Securities, Inc., the representative of the Underwriters for the IPO (the "Representative") and bear no relationship to the Company's assets, book value, results of operations or other generally accepted criteria of value.

         The Company intends to furnish its security holders with annual reports containing audited financial statements and the audit report of the independent certified public accountants and such interim reports as it deems appropriate or as may be required by law.
The Company's fiscal year ends March 31.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION AS DESCRIBED HEREIN. See "RISK FACTORS" and "DILUTION."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of the Prospectus is November __, 1996.






                              PLAN OF DISTRIBUTION


         The shares of Common Stock offered hereby are restricted from transfer for six months from the date hereof at which time one-third of such shares will become freely transferable with one-half of the remaining shares becoming freely transferable six months thereafter and the balance six months thereafter. Subject to the previous sentence, the Securities offered hereby may be sold from time to time directly by the Selling Security holder. Alternatively, the Selling Securityholders may from time to time offer such Securities through underwriters, dealers or agent. The distribution of the Securities by the Selling Securityholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, including the Underwriters, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders in connection with such sales of Securities. The Selling Securityholders and intermediaries through whom such Securities are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the Securities offered, and any profits realized or commission received may be deemed underwriting compensation. The Selling Securityholders may also transfer the Securities pursuant to applicable exemptions from registration under the Securities Act including Rule 144 under such Act.


         At the time a particular offer of the Securities is made by or on behalf of a Selling Securityholder, to the extent required, a Prospectus will be distributed which will set forth the number of shares of Common Stock and Warrants being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares of Common Stock and Warrants purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

         Under the Securities Act of 1934, as amended (the "Exchange Act"), and the regulations thereto, any person engaged in a distribution of the Securities of the Company offered by this Prospectus may not simultaneously engage in market-making activities with respect to such securities of the Company during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 10B-6 and 10B-7, in connection with transactions in such Securities, which provisions may limit the timing of purchases and sales of such Securities by the Selling Securityholders.


         There are no current or future plans, arrangements or understandings of or known by the underwriters with respect to engaging in transactions with the Selling Securityholders, including transactions involving short selling. The Selling Securityholders are not obligated to sell the Securities through the underwriters.


         The Representative will receive a Warrant solicitation fee equal to 4% of the exercise price of all Warrants it causes to be exercised.

                            SELLING SECURITY HOLDERS


         The Company is registering the shares of Common Stock (the "Reoffer Shares") purchased by investors in the Company's January 1996 private placement offering (the "Selling Securityholders") and 300,000 warrants and the underlying Common Stock. These warrants and the underlying Common Stock are restricted from transfer for 18 months, without the prior consent of the Underwriters. Other than the minimal incremental costs of preparing this Prospectus and a registration fee to the SEC, the Company is not paying any costs relating to the sales by the Selling Securityholders. The following disclosure regarding Reoffer Shares and Selling Securityholders is also applicable to the Private Warrants, their underlying Common Stock and their holders.

         Each of the Selling Securityholders and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the Company's Common Stock offered hereby, as that term is defined under the Act. Each of the Selling Securityholders may sell the Reoffer Shares from time to time for his own account in the open market at the prices prevailing


                                        2




therein, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of the Reoffer Shares by the Selling Securityholders will inure entirely to their benefit and not to that of the Company.

         Except as indicated below, none of the Selling Securityholders has held any position or office, or had any material relationship with the Company or any of its predecessors or affiliates within the last three years, and none of the Selling Securityholders will own any of the outstanding Common Stock of the Company after completion of the offering of such shares. However, the selling warrant holders all currently own at least 1% of the outstanding Common Stock and two of them are executive officers.

         The Selling Securityholders have advised the Company that their Reoffer Shares may be offered for sale from time to time by them in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of the Reoffer Shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held for three years, or after two years subject to volume limitations and satisfaction of other conditions. The Selling Securityholders have been advised that Rules 10b-6 and 10b-7 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of Reoffer Shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.


         The Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of the Reoffer Shares as principal might be deemed to be underwriting discounts and commissions under the Act.


         Any sale of Reoffer Shares by Selling Stockholders through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Rule 10b-6 promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Rule 10b-6, then such broker-dealers might be required to cease making a market in the Company's equity securities for either two or nine trading days prior to, and until the completion of, such activity.




                                        3






============================================================================================================================
      Names                                        Shares                Shares                    Shares
                                                   Held                  Offered                   owned After
                                                                                                   Sale
============================================================================================================================
Barry & Rosalind Kaplan                             4,000                 4,000                    -0-
Mitchell Kurk                                       4,000                 4,000                    -0-
Ross Allen                                         20,000                20,000                    -0-
Michael Hadden                                     20,000                20,000                    -0-
George Langer                                      20,000                20,000                    -0-
David Medich                                       20,000                20,000                    -0-
James Miller                                       20,000                20,000                    -0-
Robert Dumano                                      20,000                20,000                    -0-
Bryan Saterbo                                      20,000                20,000                    -0-
Joseph Savage                                      20,000                20,000                    -0-
Achyut Saharabudhe                                 20,000                20,000                    -0-
Gary Spieler, IRA                                  20,000                20,000                    -0-
Scott Sosnick                                      20,000                20,000                    -0-
C. Ray Council                                     16,000                16,000                    -0-
Seth Markowitz                                      8,000                 8,000                    -0-
Richard Lasnier                                     4,000                 4,000                    -0-
Gloria Tempchin                                     4,000                 4,000                    -0-
Lee-Dan, Ltd.                                      80,000                80,000                    -0-
Arthur Brown                                       20,000                20,000                    -0-
Greg Opinski                                       20,000                20,000                    -0-
David Gray                                         16,000                16,000                    -0-
Shalom Maidenbaum                                  12,000                12,000                    -0-
Richard Gray                                       10,000                10,000                    -0-
Milton Ackerman                                     8,000                 8,000                    -0-
Irwin Strauss                                       8,000                 8,000                    -0-
Simon Barukhin                                      4,000                 4,000                    -0-
Solomon Bolder                                      4,000                 4,000                    -0-
Daniel Ehrlich                                      4,000                 4,000                    -0-
Marcus Ehrlich                                      4,000                 4,000                    -0-
Susan Felton                                        4,000                 4,000                    -0-
Sherry Hirschman                                    4,000                 4,000                    -0-
Seth Roslyn                                         4,000                 4,000                    -0-
Naomi Selbst                                        4,000                 4,000                    -0-
Sheila Schwartzberg                                 4,000                 4,000                    -0-
Marilyn Slonim                                      4,000                 4,000                    -0-
Jeremy Weinstein                                    4,000                 4,000                    -0-
Abraham Weiss                                       4,000                 4,000                    -0-

----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================





                                        4





============================================================================================================================
      Names                                        Warrants              Warrants                      Warrants
                                                   Held                  Offered                       owned After
                                                                                                       Sale
============================================================================================================================
Theodora Landgren(1)                               100,000               100,000                             -0-
Charles Cascio(2)                                  100,000               100,000                             -0-
Mark Schindler(3)                                   33,000                33,000                             -0-
Eugene Stricker(3)                                  33,000                33,000                             -0-
Richard Gray(4)                                     25,000                25,000                             -0-
Donna Gray                                           2,000                 2,000                             -0-
Steven Gray                                          2,000                 2,000                             -0-
David Gray                                           1,000                 1,000                             -0-
Joyce Gray                                           1,000                 1,000                             -0-
Alvin Horowitz                                       1,000                 1,000                             -0-
Steven Gray, as custodian
  for Emily Gray                                     1,000                 1,000                             -0-
Steven Gray, as custodian
  for Samuel Gray                                    1,000                 1,000                             -0-
----------------------------------------------------------------------------------------------------------------------------

============================================================================================================================



         (1) The Chairman and Chief Operating Officer. Ms. Landgren currently owns 770,000 shares representing approximately 31.40% of the outstanding stock. Following this Offering and the IPO, Ms. Landgren will own approximately 15.61% of the outstanding stock.

         (2) The President and Chief Executive Officer. Mr. Cascio currently owns 400,000 shares representing approximately 16.31% of the outstanding stock. Following this Offering and the IPO, Mr. Cascio will own approximately 10.95% of the outstanding stock.

         (3) Currently owns 75,000 shares representing approximately 3.06% of the outstanding stock. Following this Offering and the IPO, the balance will represent approximately 2.05% of the outstanding stock.

         (4) Currently owns 60,000 shares representing approximately 1.74% of the outstanding stock. Following this Offering and the IPO, the balance will represent approximately 1.64% of the outstanding stock.



                                 LEGAL MATTERS

         The validity of the issuance of the Units offered hereby will be passed upon for the Company by the law firm of Heller, Horowitz & Feit, P.C., New York, New York.

         Irving Rothstein, Esq. is associated with the law firm of Heller, Horowitz & Feit, P.C., counsel to the Company. On January 16, 1996, Mr. Rothstein was appointed an Assistant Secretary of the Company. This is purely an administrative position and Mr. Rothstein was appointed solely to assist, and to ease the burdens of, the executive officers of the Company in the execution of various documents and/or certificates on behalf of the Company. Neither Mr. Rothstein nor his law firm receive any additional compensation for these efforts.




                                        5




--------------------------------------------------------------------------------

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                                                          Page

Additional Information........................................................
Prospectus Summary............................................................
Risk Factors..................................................................
Management's Discussion and Analysis
  of Financial Conditions and
  Results of Operations.......................................................
Dilution......................................................................
Use of Proceeds...............................................................
Capitalization................................................................
Business......................................................................
Management....................................................................
Executive Compensation........................................................
Certain Relationships and Related
  Transactions................................................................
Disclosure of Commission Position on
  Indemnification For Securities Act
  Liability...................................................................
Security Ownership of Certain
  Beneficial Owners and Management............................................
Description of Securities.....................................................
Underwriting..................................................................
Selling Security Holders......................................................
Legal Matters.................................................................
Experts.......................................................................
Index to Financial Statements............................................

--------------------------------------------------------------------------------

Until _________, 1996 (25 days after the date of this Prospectus) all dealers effecting transactions in the Registered Securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------







                         482,000 SHARES OF COMMON STOCK
                            300,000 REDEEMABLE COMMON
                                 STOCK WARRANTS
                       300,000 SHARES UNDERLYING WARRANTS





                           THE TRANSLATION GROUP, LTD.



                            ------------------------

                                   PROSPECTUS

                             -----------------------














                                     , 1996




                                       6






                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Article 9 of the Registrant's Certificate of Incorporation contains provisions relating to the indemnification of directors and officers and Article 9 of the Registrant's By-Laws extends such indemnities to the full extent permitted by Delaware law.

         The Registrant may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Registrant could not indemnify such persons.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.


Securities and Exchange Commission Fee....................     $  5,653.00
NASD Fee..................................................     $  2,047.00
NASDAQ Listing Fee........................................     $ 10,000.00
Accountants' Fees.........................................     $ 25,000.00
Legal Fees................................................     $ 50,000,00
Blue Sky Qualification, Fees and Expenses.................     $ 50,000.00
Printing and engraving....................................     $ 26,281.00
Miscellaneous.............................................     $  9,019.00
                                                               -----------
         TOTAL............................................     $178,000.00
                                                               ===========



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         In July 1995, the Registrant sold an aggregate of 1,770,000 shares of Common Stock at par value ($.001) to its founders. These sales were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         On January 17, 1996 the shareholders of BTS exchanged all of their shares for an aggregate of 1,510,000 shares of the Registrant. The result of this transaction was that BTS became a wholly-owned subsidiary of the Registrant. None of the shareholders of BTS received any consideration other than shares of the Registrant. This exchange and issuance of securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In January 1996, the Registrant sold a total of 120.5 Units of its securities, each Unit consisting of a 4,000 shares of Common Stock, for an aggregate of 482,000 shares at $1.25 per share, for a total purchase price of $5,000 per Unit, to 36 accredited persons in a private offering exempt from registration pursuant to Sections 3(b), 4(2) and 4(6) of the Securities Act of 1933. The Registrant received gross proceeds of $602,500 from this offering. The Placement Agent for such private placement received 40,000 warrants.








         In January 1996, the Registrant issued 20,000 shares of Common Stock in satisfaction of an outstanding $20,000 note. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

         In May 1996, the Company granted at no cost a total of 300,000 warrants to certain of its founders. See "Description of Securities - Warrants." The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 27.                   EXHIBITS

The following exhibits were filed as part of SB-2 Registration Statement dated July 25, 1996 (Registration No. 333-8857):

       1.1        Form of Underwriting Agreement
       1.2        Form of Selected Dealers Agreement
       1.3        Form of Agreement Among Underwriters
       3.1        Restated Certificate of Incorporation
       3.2        By-Laws
       4.4        Form of Representative's Warrant Agreement
       4.5        Form of Representative's Warrant
       4.6        Form of Subscription Agreement between Registrant and
                  investors pursuant to December 7, 1995 Private Placement
                  Memorandum
       5          Opinion re: legality
      10.1        Lease Agreement between BTS and J.C.G. Partnership dated
                  January 18, 1995.
      10.5        The Translation Group, Ltd. 1995 Stock Option Plan
      23.1        Consent of Heller, Horowitz & Feit, P.C. (included in the
                  Opinion filed as Exhibit 5)
      23.2        Consent of Votta and Company


The following exhibits were filed as part of Amendment No. 1 to the SB-2 Registration Statement dated September 19, 1996:


      1.1.1       Revised Form of Underwriting Agreement
      10.2 Employment Agreement between the Registrant and Theodora Landgren dated as of December 7, 1995, as amended.
      10.3 Employment Agreement between the Registrant and Charles Cascio dated as of December 7, 1995, as amended.
      10.4 Agreement between the Bureau of Translation Services, Inc. and debis Systemhaus KSP-Kommerzielle Systeme und Projekte GmbH dated May 24, 1995.
      10.5 Voting Trust Agreement between Ms. Theodora Landgren and various stockholders dated as of September 11, 1995.
      23.3        Consent of Votta and Company


The following exhibits were filed as part of Amendment No. 2 to the SB-2 Registration Statement dated October 17, 1996:


       4.1        Specimen Common Stock Certificate
       4.2        Specimen Warrant Certificate
       4.3        Form of Warrant Agreement
      23.4        Consent of Votta and Company


The following exhibits are filed herewith:

      1.1.2       Revised Underwriting Agreement
      4.3.1       Revised Form of Warrant Agreement
      4.4.1       Form of Revised Representative's Warrant Agreement
      4.5.1       Form of Revised Representative's Warrant
      10.6 Consulting Agreement between the Represenrative and the Registrant
      23.5        Consent of Votta and Company




                                      II-2







ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i) Include any prospectus  required by section 10(a)
(3) of the Securities Act;

                           (ii)  Reflect in the  prospectus  any facts or events
which,  individually  or  together,   represent  a  fundamental  change  in  the
information in the registration statement; and

                           (iii)  Include  any  additional  or changed  material
information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  The Company will provide to the Representative of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Representative to permit prompt delivery to each purchaser.






                                      II-3






                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Pennsauken and State of New Jersey on the 12th day of November, 1996.


                                     THE TRANSLATION GROUP, LTD.

                                     By: /s/       Charles D. Cascio
                                                   Charles D. Cascio,
                                                   President,
                                                   Chief Executive Officer and
                                                   Director

In accordance with the requirements of the Securities Act of 1933, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:



SIGNATURE                              TITLE                                               DATE
---------                              -----                                               ----

/s/      Theodora Landgren             Chairman and Chief Operating Officer                November 12, 1996
         Theodora Landgren

/s/      Charles D. Cascio             President, Chief Executive Officer and
         Charles D. Cascio             Director                                            November 12, 1996

/s/      Richard J.L. Herson           Chief Accounting Officer and Director               November 12, 1996
         Richard J.L. Herson           (Principal Financial Officer)

/s/      Julius Cherny                 Director                                            November 12, 1996
         Julius Cherny

/s/      Gary M. Schlosser             Director                                            November 12, 1996
         Gary M. Schlosser











                                  EXHIBIT INDEX



         1.1.2       Revised Underwriting Agreement
         4.3.1       Revised Form of Warrant Agreement
         4.4.1       Form of Revised Representative's Warrant Agreement
         4.5.1       Form of Revised Representative's Warrant
         10.6 Consulting Agreement between the Represenrative and the Registrant
         23.5        Consent of Votta and Company